Form 10-K, Exhibit 13
period 1995-06-30
UPTOWNER INNS INC
filed 1996-04-29
CIK 102267

AUDIT REPORT



                                        OF



                       UPTOWNER INNS, INC. AND SUBSIDIARIES



                         FOR THE YEAR ENDED JUNE 30, 1995







                                  AUGUST 25, 1995

                              SOMERVILLE & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS



                          INDEPENDENT AUDITORS' REPORT





Board of Directors
Uptowner Inns, Inc. and Subsidiaries
Huntington, West Virginia



We have audited the accompanying consolidated balance sheet of Uptowner Inns, Inc. and Subsidiaries as of June 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiaries as of June 30, 1995, and the consolidated results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.




SOMERVILLE & COMPANY




August 25, 1995, except for
Note 11, dated November 21, 1995

                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEET

                                   June 30, 1995

                                      ASSETS


                                        1995              1994

Current Assets:
	Cash	                             $   298,380.       $  119,199.
   Investments                         576,470.             -
	Accounts receivable (less
   allowance	for doubtful
   accounts of $3,000.
   in 1995 and 1994)                    79,702.           50,792.
	Receivable - stockholders               5,931.            1,382.
	Receivable - other                        430.	             150.
 Inventories                            10,703.           18,606.
	Prepaid expenses                       18,710.           21,254.

		Total current assets             $   990,326.          221,383.

Property, Plant and Equipment:

	Land	                                 808,921.          985,437.
	Buildings and improvements          5,322,204.        6,462,612.
	Furniture and equipment             1,387,244.        1.436,346.

                                     7,518,369.        8,884,395.
	Less accumulated depreciation
      and amortization               3,393,773.        4,160,574.

   Property, plant and
      equipment - net                4,124,596.        4,723,821.

Other Assets:

   Franchise Fee                          -               28,000.
   Deposits and other                    4,185.           13,260.

   Total Other Assets:                   4,185.           34,436.

                                   $ 5,119,107.      $ 4,976,464.












The accompanying notes are an integral part of these financial statements.

                   UPTOWNER INNS, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEET

                                 June 30, 1995

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                          1995                  1994

Current Liabilities:
	Accounts payable                    $    32,592.         $     31,308.
	Accrued liabilities                      89,634.              236,422.
	Taxes other than
    Federal income tax                   158,236.               14,902.
	Current portion of long-term debt       261,946.              214,701.

		Total current liabilities          $   542,408.         $    497,333.



Long-Term Debt:

	Notes payable	                        2,527,941.            2,829,391.
 Notes payable - Stockholders               -                   95,582.

Total liabilities                      3,070,349.            3,422,305.



Stockholders' Equity:
	 Common stock - $.50 par value;
	 	 authorized - 5,000,000 shares
		  issued - 1,583,563 shares            791,782.              791,782.
 	Additional paid - in capital         1,032,290.            1,032,290.
 	Retained earnings                      224,686.             (269,914.)

		Total stockholders' equity           2,048,758.            1,554,158.

Total Liabilities and Equity:        $ 5,119,107.          $ 4,976,463.




















The accompanying notes are an integral part of these financial statements.

                     UPTOWNER INNS, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF INCOME

                         For the year ended June 30, 1995

                                        1995                  1994
Revenues:
	Rooms	                             $ 1,528,981.          $ 1,418,332.
	Food and beverage                      463,231.              420,628.
	Telephone                               47,118.               44,064.
	Rent                                   226,197.              174,239.
 Other                                   52,163.               57,069.

		Total operating revenues          $ 2,317,690.          $ 2,114,332.

Costs and Expenses:

	Operating departments:
 		Cost of sales                        236,210.              190,014.
		 Salaries                             402,002.              441,441.
		 Other                                234,754.              255,649.
	General and administrative             271,138.              234,095.
	Advertising                            136,137.               76,859.
	Utilities                              142,520.              147,588.
 Repairs and maintenance                127,974.              177,607.
	Interest                               236,900.              202,215.
	Taxes and licenses                     120,151.              134,677.
	Insurance and other                     45,027.               66,222.
	Depreciation and amortization	         177,207.              269,011.

 		Total costs and expenses           2,130,020.            2,195,378.

       Operating income (loss)          187,670.              (81,046.)

Other Income (Expense):

   Gain on disposal of subsidiary       306,930.                 -

Income before Federal
    Income Taxes                        494,600.              (81,046.)

Federal Income Taxes:

   Current                                 -                     -
  	Deferred                                -                     -

Net Income (Loss)                   $   494,600.           $  (81,046.)


Net Income (Loss) per Share             	$ .31                 ($ .05)








The accompanying notes are an integral part of these financial statements.

                    UPTOWNER INNS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                         For the year ended June 30, 1995


                                    Additional      Retained
                       Common        Paid-In        Earnings
                       Stock         Capital        (Deficit)      Total

Balance -

	June 30, 1993      $  791,782. 	$  1,032,290. 	$(   188,868.) $  1,635,204.

Net Income (Loss)         -              -           (81,046.) $    (81,046.)

Balance -

 June 30, 1994     $   791,782.  $  1,032,290.  $(   269,914.) $   1,554,158.


Balance -

 June 30, 1994      $   791,782. $  1,032,290.  $(   269,914.) $   1,554,158.

Net Income (Loss)          -             -           494,600.        494,600.

Balance -

 June 30, 1995      $   791,782. $  1,032,290.  $    224,686.  $   2,048,758.
































The accompanying notes are an integral part of these financial statements.

                         UPTOWNER INNS, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                           For the year ended June 30, 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                              1995               1994

Cash Flows From Operating Activities:
	Net income (loss)                        $   494,600.      $(    81,046.)
      Adjustments to reconcile net income
      to net cash provided by
      operating activities:
		Depreciation and amortization           $   177,207.      $    269,011.
  (Gain) loss on disposal of subsidiary    (  306,930.)             -
		(Increase) decrease in other assets          21,072.       (     6,824.)
		(Increase) decrease in current assets:
       Accounts receivable                 (   28,910.)            1,121.
       Receivable - stockholders           (    4,549.)              812.
       Receivable - other                  (      280.)      (     1,532.)
       Inventories                              7,903.       (    10,114.)
       Prepaid expenses                         2,544.       (     1,430.)
		Increase (decrease) in current liabilities:
       Accounts payable                        20,105.       (    25,258.)
       Accrued liabilities                 (       55.)          171,502.
       Taxes other than Federal
            income taxes                   (   22,217.)      (   126,832.)

         	Total adjustments                (  118,110.)          270,456.

Net Cash Provided By
      Operating Activities                    376,490.           189,410.












The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                           For the year ended June 30, 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                             1995               1994
Cash Flows From Investing Activities:
  Purchase of investments                $(  576,470.)             -
	 Proceeds from sale of fixed assets         750,000.              -
	 Capital expenditures                    (   21,053.)     $(   456,630.)

 		Net cash provided
      by investing activities            $   152,477.      $(   456,630.)

Cash Flows From Financing Activities:

  Proceeds from Issuance of
     long-term debt                             -               548,279.
  Principal payments of long-term debt    (  349,786.)      (   243,800.)

   Net cash provided (used)
     by financing activities              (  349,786.)          304,479.

Net Increase
     in Cash and Cash Equivalents            179,181.            37,259.

Cash and Cash Equivalents
     at Beginning of Year	                   119,199.            81,940.

Cash and Cash Equivalents
     at End of Year	                     $   298,380.      $    119,199.



Supplemental Disclosure of Cash Flow Information:


Cash Paid During the Year for:
	 Interest                               $    232,323.     $    202,215.
	 Income taxes                                   -                 -


















The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.	Summary of significant accounting policies:

	A.	Principles of consolidation:

    	        The consolidated financial statements include the accounts of Uptowner Inns, Inc. and all of its Subsidiaries after elimination of all material intercompany balances and transactions.


	B.	Dominant Industry:

    	        The Company and its Subsidiaries operate motor inns in West Virginia which constitute the majority of operations of the Company. Information about revenues, profitability, and identifiable assets of these domestic operations is presented in the basic financial statements.


	C.	Inventories:

    	        Inventories are stated at the lower of cost or market on the first-in, first-out method.


	D.	Property, plant and equipment:

    	        Property, plant and equipment are stated at cost with depreciation being provided on the straight-line method over the estimated useful lives of the assets as follows:

      		Buildings and improvements                10 - 40 years
 	      Furniture and equipment                    2 - 10 years

    	        Repairs, maintenance and renewals are charged to operations as incurred, and expenditures for significant betterments and renewals are capitalized.

    	        The cost of fixed assets retired or sold, together with the related accumulated depreciation, are removed from the accounts and the resulting gain or loss is included in net earnings.

                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.	Summary of significant accounting policies (Cont'd):

    E.  Investments:

    	        The Company's investments in debt securities, which typically mature in one year or less, are held to maturity and valued at amortized cost, which approximates fair value.

   	F. 	Income taxes:

    	        The income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to different methods of depreciation for book and tax purposes and net operating loss carryovers. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.


   	G. 	Per share computations:

    	        Income per share computations are based on the weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1995, 1994 and 1993.


   	H.  Cash and cash equivalents:

    	        For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less, of which the Company had none.



2.	Disposal of subsidiary:

     		On August 31, 1994, the Company sold all of the assets of Uptowner Inns of Parkersburg, its wholly owned subsidiary for cash of $750,000. The transaction resulted in a gain of $306,930., which has been included in operations in the year ended June 30, 1995.

                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2.	Disposal of subsidiary (Cont'd):

       	Following is a summary of net assets and results of operations of Uptowner Inns of Parkersburg as of June 30, 1995 and for the year then ended.


  	Cash                                                  $         -
  	Prepaid expenses                                                -
	  Property, plant and equipment                                   -
  	Other assets                                                    -

	       Total assets                                               -

  	Accounts payable                                                -
	  Due parent company                                              -
	  Other current liabilities                                       -

	       Total liabilities                                          -

             Net assets (liabilities)                    $         -


                                                            For the Year
                                                               Ended
                                                            June 30, 1995

  	Operating revenues                                     $         -
	  Costs and expenses                                             35,527.

  	Net Income from operations                                 (   35,527.)
   Other income                                                  572,710.
   Gain on disposal                                              306,930.

   Net Income (Loss)                                         $   844,113.



                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3.  Investments:

	       A summary of investment securities classified as held to maturity as of June 30, 1995 is as follows:

                                                    Fair         Amortized
                                                    Value            Cost

    U.S. Treasury Bills (maturing within
        one year)                              $   576,470.    $   576,470.







4.	Long-term debt:

		The long-term indebtedness of the Company at June 30, 1995, was as follows:

10% mortgage note due a
financial institution,
secured by a deed of trust,
payable at $733. per month,
including interest, until
June 2002
                                        $44,546.


2% note due City of
Huntington, secured by a
second deed of trust,
payable at $2,024. per
month, including interest,
until January 2008
                               269,939.


10% note due a financial institution,
secured by a deed of trust, payable at
$22,568. per month including interest,
until February 2004
                            1,554,279.


Deferred payment note due
the City of Huntington,
secured by a deed of trust
on rental property, payable
in full during first five
years if property is sold,
20% forgiveness per year
in sixth through tenth
years, dated September 1989
                       45,000.

                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4.  Long-term debt (Cont'd):


7.5% mortgage note, unsecured,
payable at $218. per
month, including interest,
until January 1995
                                 $23,260.



Prime plus 1% installment note due a
financial institution, secured by
second deed of trust, payable
at $1,213. per month, including
interest, until September 2002
                      78,195.



Prime plus 2% installment note
due a financial institution, secured
by equipment, payable at $586.
per month, including
interest, until February
1997
                                               11,224.

5.5% mortgage note due to
the West Virginia Housing
Development Fund, secured
by a deed of trust, payable
at $3,070. per month,
including interest, until
November 2018
                                    484,577.

Prime plus 1% installment note
due a financial institution,
secured by a deed of trust,
payable at $2,902. per month,
including interest, until
February 1999
                                    231,057.

2,742,077.

Less current portion
214,136.

$2,527,941.




		Maturities of long-term debt, including debt to stockholders, range from 1995 to 2008 and principal payment requirements during the next five years ending June 30, are as follows:

           		1996                                   $   261,946.
		           1997                                       206,005.
		           1998                                       218,593.
		           1999                                       238,081.
		           2000                                       259,524.
		           Thereafter                               1,605,738.



                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5.  	Long-term debt - stockholders:

         During October 1988, the Company purchased property from a related entity for the sum of $528,659. Two notes existing at the time of purchase are being paid by the Company. One loan was refinanced to a nonstockholder in 1989. In addition, notes were executed for the balance of the purchase price. These loans are summarized as follows:

      10% note due an individual,
      interest payable annually,
      due December 1993
                       $8,000.

      10% note due an individual,
      interest payable annually,
      due December 1993
                       39,810.

47,810.

      Less current portion
47,810.

                                            $    -


6.	Federal income taxes:

      		A reconciliation of income tax at the statutory rates to the Company's effective rate is as follows:



                                                            % of
                                                            Pre-
                                                            Tax
                                                 Amount    Income
	Income tax provision at statutory rate      $   168,164.    34.0%
	Increases (reductions):
    Gain on disposal                              20,228.     4.1
    Depreciation difference                   (   26,738.)  ( 5.4)
	   Other	                                         3,477.      .7
    Utilization of operating
      loss carryforward                       (  165,131.)  (33.4)

       Actual provision and effective rate   $      -          -



                      UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




6.	Federal income taxes (Cont'd):

	      The Company has available at June 30, 1995, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

                                               Unused
                                              Operating
                                                Loss
          Expiration Date                    Carryforwards
       		 June 30, 2001                       $    70,647.
		        June 30, 2002                           433,830.
		        June 30, 2003                           245,295.
		        June 30, 2004                           128,142.
		        June 30, 2005                           147,900.
		        June 30, 2006                            78,505.
          June 30, 2007                            18,147.
          June 30, 2008                            70,932.

                                              $ 1,193,398.





	       Amounts for deferred tax assets are as follows:

    Deferred tax asset, net of valuation
    allowance of $117,746.                    $         -






7.	Parent Company information:

      		Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1995 and for the year then ended:

    	Operating revenues                        	$  2,317,690.
	    Income from operations                          158,487.
	    Net income (loss)                 	         (   349,513.)
    	Current assets	                                 990,326.
    	Total assets	                                 5,127,107.
	    Current liabilities 	                           542,408.
	    Total liabilities	                            3,070,349.


                       UPTOWNER INNS, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




 8.	Contingencies:

       		A suit in which the Uptowner Inns, Inc. is a defendant has been filed by an individual who was severely injured in an auto accident by a patron of the lounge. Legal counsel believes that good defenses exist in this action, and that the case will ultimately be resolved in Uptowner Inns, Inc.'s favor. The insurance company has denied liability in this case and legal counsel believes the risk of loss will fall to Uptowner Inns, Inc.




 9.  Commitments:

	        The Company has entered into a maintenance agreement expiring in December 1998.

	        Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:

        Year Ended                                     Amount
           1996                                     $     1,653.
           1997                                           1,653.
           1998                                           1,653.
           1999                                             826.
           2000                                               -

             Total minimum future payments          $     5,785.






10. Credit risk:

	       The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.



11. Subsequent event:

	       On November 21, 1995, Uptowner Inns, Inc. entered into a contract with the Huntington Urban Renewal Authority, Huntington, West Virginia, for the purchase of land in the amount of $588,060. A good faith deposit of $250,000. was made on the above date.
    The sale shall be closed by April 15, 1996. Uptowner Inns, Inc. is committed to make agreed upon improvements to this land, with completion by November 15, 1996.