Form 10-K, Exhibit 13
period 1996-06-30
UPTOWNER INNS INC
filed 1996-11-14
CIK 102267

AUDIT REPORT



                                        OF



                       UPTOWNER INNS, INC. AND SUBSIDIARIES



                    FOR THE YEAR ENDED JUNE 30, 1996 AND 1995







                               SEPTEMBER 05, 1996

                              SOMERVILLE & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS



                          INDEPENDENT AUDITORS' REPORT





Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia



We have audited the accompanying consolidated balance sheet of Uptowner Inns, Inc. and Subsidiary as of June 30, 1996 and June 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiary as of June 30, 1996 and June 30, 1995, and the consolidated results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.




SOMERVILLE & COMPANY




September 5, 1996

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET

                              June 30, 1996 and 1995

                                      ASSETS


                                        1996              1995

Current Assets:
	Cash	                             $   463,998.       $  298,380.
   Investments                            -              576,470.
	Accounts receivable (less
   allowance	for doubtful
   accounts of $3,000.
   in 1996 and 1995)                    54,656.           79,702.
	Receivable - stockholders                -                5,931.
	Receivable - other                       -                  430.
 Inventories                             9,226.           10,703.
	Prepaid expenses                       28,398.           18,710.

		Total current assets             $   556,278.          990,326.

Property, Plant and Equipment:

	Land	                               1,087,921.          808,921.
	Buildings and improvements          5,322,204.        5,322,204.
	Furniture and equipment             1,442,494.        1,387,244.
 Construction in Progress              143,390.             -

                                     7,996,009.        7,518,369.
	Less accumulated depreciation
      and amortization               3,610,706.        3,393,773.


   Property, plant and
      equipment - net                4,385,303.        4,124,596.

Other Assets:

   Deposits and other                   69,804.            4,185.

   Total Other Assets:                  69,804.            4,185.

                                   $ 5,011,385.      $ 5,119,107.












The accompanying notes are an integral part of these financial statements.

                   UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEET

                          June 30, 1996 and 1995

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                          1996                  1995

Current Liabilities:
	Accounts payable                    $    71,182.         $     32,592.
	Accrued liabilities                      94,041.               89,634.
	Taxes other than
    Federal income tax                   107,742.              158,236.
	Current portion of long-term debt       277,925.              261,946.

		Total current liabilities          $   550,890.         $    542,408.



Long-Term Debt:

	Notes payable	                        2,322,279.            2,527,941.

Total liabilities                      2,873,169.            3,070,349.



Stockholders' Equity:
	 Common stock - $.50 par value;
	 	 authorized - 5,000,000 shares
		  issued - 1,583,563 shares            791,782.              791,782.
 	Additional paid - in capital         1,032,290.            1,032,290.
 	Retained earnings                      314,144.              224,686.

		Total stockholders' equity           2,138,216.            2,048,758.

Total Liabilities and Equity:        $ 5,011,385.          $ 5,119,107.













The accompanying notes are an integral part of these financial statements.

                     UPTOWNER INNS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF INCOME

                  For the years ended June 30, 1996 and 1995

                                        1996                  1995
Revenues:
	Rooms	                             $ 1,322,668.          $ 1,528,981.
	Food and beverage                      435,756.              463,231.
	Telephone                               31,676.               47,118.
	Rent                                   233,853.              226,197.
 Other                                   74,132.               52,163.

		Total operating revenues          $ 2,098,085.          $ 2,317,690.

Costs and Expenses:

	Operating departments:
 		Cost of sales                        241,148.              236,210.
		 Salaries                             475,637.              489,763.
		 Other                                120,881.              161,005.
	General and administrative             159,848.              202,154.
	Advertising                            117,833.              136,137.
	Utilities                              150,454.              142,520.
 Repairs and maintenance                 66,769.               95,049.
	Interest                               222,742.              236,900.
	Taxes and licenses                     197,093.              208,048.
	Insurance and other                     34,912.               45,027.
	Depreciation and amortization	         216,933.              177,207.

 		Total costs and expenses           2,004,250.            2,130,020.

       Operating income (loss)           93,835.              187,670.

Other Income (Expense):

   Gain on disposal of subsidiary          -                  306,930.

Income before Federal
    Income Taxes                         93,835.              494,600.

Federal Income Taxes:

   Current                                4,377.                 -
  	Deferred                                -                     -

Net Income (Loss)                   $    89,458.           $  494,600.



Net Income per Share                    	$ .06                 $ .31








The accompanying notes are an integral part of these financial statements.

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   For the years ended June 30, 1996 and 1995


                                    Additional      Retained
                       Common        Paid-In        Earnings
                       Stock         Capital        (Deficit)      Total

Balance -

	June 30, 1994      $  791,782. 	$  1,032,290. 	$(   269,914.) $  1,554,158.

Net Income                -              -           494,600.       494,600.

Balance -

 June 30, 1995     $   791,782.  $  1,032,290.  $    224,686.  $   2,048,758.


Net Income                 -             -            89,458.         89,458.

Balance -

 June 30, 1996      $  791,782.  $  1,032,290.  $    314,144.  $   2,138,216.


























The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF CASH FLOWS

                    For the year ended June 30, 1996 and 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                              1996               1995

Cash Flows From Operating Activities:
	Net income                               $    89,458.      $    494,600.
      Adjustments to reconcile net income
      to net cash provided by
      operating activities:
		Depreciation and amortization           $   216,933.      $    177,207.
  Debt forgiveness                         (    9,000.)             -
  (Gain) loss on disposal of subsidiary          -           (   306,930.)
		(Increase) decrease in other assets      (   65,619.)           37,072..
		(Increase) decrease in current assets:
       Accounts receivable                     25,046.        (   28,910.)
       Receivable - stockholders                5,931.        (    4,549.)
       Receivable - other                         430.        (      280.)
       Inventories                              1,477.             7,903.
       Prepaid expenses                    (    9,688.)            2,544.
		Increase (decrease) in current liabilities:
       Accounts payable                        38,590.            20,105.
       Accrued liabilities                      4,407.        (       55.)
       Taxes other than Federal
            income taxes                   (   50,494.)       (   22,217.)

         	Total adjustments                   158,013.        (  118,110.)

Net Cash Provided By
      Operating Activities                    247,471.           376,490.












The accompanying notes are an integral part of these financial statements.

                          UPTOWNER INNS, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the year ended June 30, 1996 and 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                             1996               1995
Cash Flows From Investing Activities:
  Purchase of investments                $      -          $(  576,470.)
  Proceeds from sale of investments          576,470.             -
  Proceeds from sale of fixed assets            -              750,000.
	 Capital expenditures                    (  477,641.)      (   21,053.)

 		Net cash provided
      by investing activities            $    98,829.      $   152,477.

Cash Flows From Financing Activities:

  Principal payments of long-term debt    (  180,682.)      (  349,786.)


Net Increase
     in Cash and Cash Equivalents            165,618.          179,181.

Cash and Cash Equivalents
     at Beginning of Year	                   298,380.          119,199.

Cash and Cash Equivalents
     at End of Year	                     $   463,998.      $   298,380.



Supplemental Disclosure of Cash Flow Information:


Cash Paid During the Year for:
	 Interest                               $    218,827.     $    232,323.
	 Income taxes                                  4,377.             -


















The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.	Summary of significant accounting policies:

	A.	Principles of consolidation:

    	        The consolidated financial statements include the accounts of Uptowner Inns, Inc. and its Subsidiary after elimination of all material intercompany balances and transactions.


	B.	Dominant Industry:

    	        The Company and its Subsidiary operate a motor inn in West Virginia which constitute the majority of operations of the Company. Information about revenues, profitability, and identifiable assets of these domestic operations is presented in the basic financial statements.


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

                       UPTOWNER INNS, INC. AND SUBSIDIARY

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

    	        Income per share computations are based on the weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1996, 1995 and 1994.


   	H.  Cash and cash equivalents:

    	        For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less, of which the Company had none.

    I.  Use of estimates:


             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2. Disposal of subsidiary:

             On August 31, 1994, the Company sold all the assets of Uptowner Inns of Parkersburg, its wholly owned subsidiary for cash of $750,000. The transaction resulted in a gain of $306,930., which has been included in operations in the year ended June 30, 1995.

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



                       UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3.  Investments:

	       A summary of investment securities classified as held to maturity as of June 30, 1995 is as follows:

                                 1996                     1995
                           Fair       Amortized     Fair        Amortized
                           Value         Cost       Value          Cost

    U.S. Treasury Bills
    (maturing within
        one year)        $    -       $    -     $  576,470.    $  576,470.







4.	Long-term debt:

 		The long-term indebtedness of the Company at June 30, 1996 and 1995, were as follows:

                                          1996                    1995

10% mortgage note due a
financial institution,
secured by a deed of trust,
payable at $733. per month,
including interest, until
June 2002
                              $ 40,100.               $ 44,546.


2% note due City of
Huntington, secured by a
second deed of trust,
payable at $2,024. per
month, including interest,
until January 2008
                      250,881.                269,939.


10% note due a financial institution,
secured by a deed of trust, payable at
$22,568. per month including interest,
until February 2004
                   1,435,579.              1,554,279.


Deferred payment note due
the City of Huntington,
secured by a deed of trust
on rental property, payable
in full during first five
years if property is sold,
20% forgiveness per year
in sixth through tenth
years, dated September 1989
              36,000.                45,000.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4.  Long-term debt (Cont'd):
                                          1996                   1995

7.5% mortgage note, unsecured,
payable at $218. per
month, including interest,
until January 1995
                     $ 22,182.              $ 23,260.



Prime plus 1% installment note due a
financial institution, secured by
second deed of trust, payable
at $1,213. per month, including
interest, until September 2002
           70,278.                78,195.



Prime plus 2% installment note
due a financial institution, secured
by equipment, payable at $586.
per month, including
interest, until February
1997
                                      5,106.                11,224.

5.5% mortgage note due to
the West Virginia Housing
Development Fund, secured
by a deed of trust, payable
at $3,070. per month,
including interest, until
November 2018
                           474,122.               484,577.

Prime plus 1% installment note
due a financial institution,
secured by a deed of trust,
payable at $2,902. per month,
including interest, until
February 1999
                           218,146.               231,057.

                                       2,552,394.             2,742,077.

Less current portion                     230,115.               214,136.

                                      $2,322,279.            $2,527,941.




		Maturities of long-term debt, including debt to stockholders, range from 1996 to 2008 and principal payment requirements during the next five years ending June 30, are as follows:

		           1997                              $    277,925.
		           1998                                   220,531.
		           1999                                   407,710.
		           2000                                   241,233.
             2001                                   262,999.
		           Thereafter                           1,189,807.

                                                $ 2,600,205.


                     UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5.  Related party transactions:

          During October 1988, the Company purchased property from a related entity for the sum of $528,659. Two notes existing at the time of purchase are being paid by the Company. One loan was refinanced to a nonstockholder in 1989. In addition, notes were executed for the balance of the purchase price. These loans at June 30, 1996 and 1995 were:

                                            1996              1995

    10% note due an individual,
    interest payable annually,
    due December 1993                    $   8,000.         $  8,000.

    10% note due an individual,
    interest payable annually,
    due December 1993                       39,810.           39,810.

                                            47,810.           47,810.
    Less current portion                    47,810.           47,810.

                                         $    -             $   -

          The Company and its subsidiary have entered into transactions with various entities controlled and related to one of the Company's shareholders. Following is a summary of transactions with these entities as of and for the year ended June 30, 1996:

    Purchases from related companies                        $ 39,018.



                      UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.  Federal income taxes:

      		A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1996 and 1995 is as follows:



                                      1996                     1995
                                           % of                     % of
                                           Pre-                     Pre-
                                           Tax                      Tax
                                 Amount    Income         Amount    Income
	Income tax provision
    at statutory rate          $   31,904.    34.0     $   168,164.    34.0
	Increases (reductions):
    Gain on disposal                 -          -           20,228.     4.1
    Depreciation difference     (  19,449.)  (20.7)     (   26,738.)  ( 5.4)
	   Other	                            519.      .5           3,477.      .7
    Alternative minimum tax     (  12,974.)  (13.8)           -          -
    Utilization of operating
      loss carryforward         (  12,974.)  (13.8)     (  165,131.)  (33.4)

       Actual provision
       and effective rate      $    4,377.     4.7%    $      -          -




	      The Company has available at June 30, 1996, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

                                               Unused
                                              Operating
                                                Loss
          Expiration Date                    Carryforwards
       		 June 30, 2001                       $    32,487.
		        June 30, 2002                           433,830.
		        June 30, 2003                           245,295.
		        June 30, 2004                           128,142.
		        June 30, 2005                           147,900.
		        June 30, 2006                            78,505.
          June 30, 2007                            18,147.
          June 30, 2008                            70,932.

                                              $ 1,155,238.



                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  Federal Income taxes (Cont'd):


	       Amounts for deferred tax assets are as follows:

    Deferred tax assets as of June 30, 1996 and 1995 are as follows:

                                           1996             1995
              Deferred tax asset        $  83,885.       $ 117,746.
              Valuation allowance          83,885.         117,746.

                                        $    -           $    -


7. Parent Company information:

      		Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1996 and 1995 and the year then ended:

                                               1996              1995
    	Operating revenues                  $  2,094,543.    	$  2,317,690.
	    Income from operations                    93,835.          158,487.
	    Net income (loss)                 	       89,458.      (   349,513.)
    	Current assets	                          621,852.          990,326.
    	Total assets	                          5,019,959.        5,127,107.
	    Current liabilities 	                    550,890.          542,408.
	    Total liabilities	                     2,873,169.        3,070,349.




 8.	Contingencies:

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

          There are other suits pending at June 30, 1996 in which the Corporation is a defendant. In the opinion of management and legal counsel, the Corporation's potential liability arising from such cases is not reasonably determinable at this time.

                     UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  Commitments:

	        The Company has entered into a maintenance agreement expiring in May 1999.

	        Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:

        Year Ended                                     Amount
           1997                                     $  1,653.
           1998                                        1,653.
           1999                                        1,515.
           2000                                          -
           2001                                          -

             Total minimum future payments          $  4,821.



          On November 21, 1995, Uptowner Inns, Inc. entered into a contract with the Huntington Urban Renewal Authority, Huntington, West Virginia, for the purchase of land in the amount of $588,060. A good faith deposit of $250,000. was made on the above date. The sale is expected to be closed by October 1996. Uptowner Inns, Inc. is committed to make agreed upon improvements to this land.


10. Credit risk:

	       The Company maintains cash balances at several banks. Accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000.



11. Reclassification:

          Certain reclassifications have been made to prior year financial statements to present them in conformity with the current year.