Form 10-K, Exhibit 13
period 1997-06-30
UPTOWNER INNS INC
filed 1997-12-02
CIK 102267

AUDIT REPORT



                                        OF



                       UPTOWNER INNS, INC. AND SUBSIDIARIES



               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995







                                AUGUST 20, 1997

                              SOMERVILLE & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS



                          INDEPENDENT AUDITORS' REPORT





Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia



We have audited the accompanying consolidated balance sheets of Uptowner Inns, Inc. and Subsidiary as of June 30, 1997 and June 30, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiary as of June 30, 1997 and June 30, 1996, and the consolidated results of its operations and cash flows for the three years then ended in conformity with generally accepted accounting principles.



(signed)
SOMERVILLE & COMPANY




August 20, 1997
Huntington, West Virginia

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET

                              June 30, 1997 and 1996

                                      ASSETS


                                        1997              1996

Current Assets:
	Cash	                             $   245,427.       $  463,998.
	Accounts receivable (less
   allowance	for doubtful
   accounts of $3,000.
   in 1997 and 1996)                    25,203.           54,656.
 Inventories                             5,996.            9,226.
	Prepaid expenses                       51,439.           28,398.

		Total current assets             $   328,065.          556,278.

Property, Plant and Equipment:

	Land	                               1,554,112.        1,087,921.
	Buildings and improvements          4,989,345.        5,322,204.
	Furniture and equipment             1,463,768.        1,442,494.
 Construction in Progress            1,698,276.          143,390.

                                     9,705,501.        7,996,009.
	Less accumulated depreciation
      and amortization               3,625,966.        3,610,706.


   Property, plant and
      equipment - net                6,079,535.        4,385,303.

Other Assets:

   Deposits and other                  128,210.           69,804.


                                   $ 6,535,810.      $ 5,011,385.












The accompanying notes are an integral part of these financial statements.

                   UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEET

                          June 30, 1997 and 1996

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                          1997                  1996

Current Liabilities:
	Accounts payable                    $   635,311.         $     71,182.
	Accrued liabilities                     103,360.               94,041.
	Taxes other than
    Federal income tax                   192,283.              107,742.
	Current portion of long-term debt       272,482.              277,925.

		Total current liabilities          $ 1,203,436.         $    550,890.



Long-Term Debt:

	Notes payable	                        3,119,901.            2,322,279.

Total liabilities                      4,323,337.            2,873,169.



Stockholders' Equity:
	 Common stock - $.50 par value;
	 	 authorized - 5,000,000 shares
		  issued - 1,583,563 shares            791,782.              791,782.
 	Additional paid - in capital         1,032,290.            1,032,290.
 	Retained earnings                      388,401.              314,144.

		Total stockholders' equity           2,212,473.            2,138,216.

Total Liabilities and Equity:        $ 6,535,810.          $ 5,011,385.













The accompanying notes are an integral part of these financial statements.

                     UPTOWNER INNS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF INCOME

               For the years ended June 30, 1997, 1996 and 1995

                                  1997             1996             1995
Revenues:
	Rooms	                       $ 1,198,307.      $ 1,322,668.      $ 1,528,981.
	Food and beverage                352,279.          435,756.          463,231.
	Telephone                         36,005.           31,676.           47,118.
	Rent                             235,986.          233,853.          226,197.
 Other                             44,436.           74,132.           52,163.

		Total operating revenues    $ 1,867,013.      $ 2,098,085.      $ 2,317,690.

Costs and Expenses:

	Operating departments:
 		Cost of sales                  182,211.          241,148.          236,210.
		 Salaries                       475,893.          475,637.          489,763.
		 Other                          109,408.          120,881.          161,005.
	General and administrative       131,750.          159,848.          202,154.
	Advertising                       80,171.          117,833.          136,137.
	Utilities                        118,048.          150,454.          142,520.
 Repairs and maintenance           64,610.           66,769.           95,049.
	Interest                         204,798.          222,742.          236,900.
	Taxes and licenses               196,937.          197,093.          208,048.
	Insurance and other               36,145.           34,912.           45,027.
	Depreciation and amortization	   192,785.          216,933.          177,207.

 		Total costs and expenses     1,792,756.        2,004,250.        2,130,020.

     Operating income (loss)       74,257.           93,835.          187,670.

Other Income (Expense):

   Gain on disposal of subsidiary    -                 -              306,930.

Income before Federal
    Income Taxes                   74,257.           93,835.          494,600.

Federal Income Taxes:

   Current                           -                4,377.             -
  	Deferred                          -                 -                 -

Net Income (Loss)             $    74,257.      $    89,458.       $  494,600.



Net Income per Share               $ .05            	$ .06             $ .31








The accompanying notes are an integral part of these financial statements.

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               For the years ended June 30, 1997, 1996 and 1995


                                    Additional      Retained
                       Common        Paid-In        Earnings
                       Stock         Capital        (Deficit)      Total

Balance -

	June 30, 1994      $  791,782. 	$  1,032,290. 	$(   269,914.) $  1,554,158.

Net Income                -              -           494,600.       494,600.

Balance -

 June 30, 1995     $   791,782.  $  1,032,290.  $    224,686.  $   2,048,758.

Net Income                 -             -            89,458.         89,458.

Balance -

 June 30, 1996      $  791,782.  $  1,032,290.  $    314,144.  $   2,138,216.

Net Income                -              -            74,257.         74,257.

 June 30, 1997      $  791,782.  $  1,032,290.  $    388,401.  $   2,212,473.






















The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF CASH FLOWS

                For the years ended June 30, 1997, 1996 and 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                           1997         1996          1995

Cash Flows From Operating Activities:
	Net income                            $  74,257.   $  89,458.    $ 494,600.
     Adjustments to reconcile net
     income to net cash provided
     by operating activities:
		Depreciation and amortization          192,785.     216,933.      177,207.
  Debt forgiveness                      (  9,000.)   (  9,000.)        -
  (Gain) loss on disposal of subsidiary     -            -        ( 306,930.)
		(Increase) decrease in other assets   ( 58,406.)   ( 65,619.)      37,072.
		(Increase) decrease in current assets:
       Accounts receivable                29,453.      25,046.    (  28,910.)
       Receivable - stockholders            -           5,931.    (   4,549.)
       Receivable - other                   -             430.    (     280.)
       Inventories                         3,230.        1,477.        7,903.
       Prepaid expenses                  (23,041.)   (   9,688.)       2,544.
		Increase (decrease) in current liabilities:
       Accounts payable                  564,128.       38,590.       20,105.
       Accrued liabilities                 9,319.        4,407.   (       55.)
       Taxes other than Federal
            income taxes                  84,542.    (  50,494.)  (   22,217.)

         	Total adjustments              793,010.      158,013.   (  118,110.)

Net Cash Provided By
      Operating Activities               867,267.      247,471.      376,490.












The accompanying notes are an integral part of these financial statements.

                          UPTOWNER INNS, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                  For the year ended June 30, 1997, 1996 and 1995

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                         1997        1996        1995
Cash Flows From Investing Activities:
  Purchase of investments                $  -        $  -        $(  576,470.)
  Proceeds from sale of investments                     576,470.    -
  Proceeds from sale of fixed assets        -           -            750,000.
	 Capital expenditures                   (1,887,017.)(  477,641.) (   21,053.)

 		Net cash provided
      by investing activities            (1,887,017.)    98,829.     152,477.

Cash Flows From Financing Activities:

  Issuance of long-term debt                983,175.     -          -
  Principal payments of long-term debt   (  181,996.) ( 180,682.) (  349,786.)

   Net cash provided
      by financing activities:              801,179.  ( 180,682.) (  349,786.)

Net Increase
     in Cash and Cash Equivalents        (  218,571.)   165,618.     179,181.

Cash and Cash Equivalents
     at Beginning of Year	                  463,998.    298,380.     119,199.

Cash and Cash Equivalents
     at End of Year	                     $   245,427.   463,998.     298,380.



Supplemental Disclosure of Cash Flow Information:


Cash Paid During the Year for:
	 Interest                               $    204,798.   218,827.    232,323.
	 Income taxes                                   -         4,377.       -
















The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.	Summary of significant accounting policies:

	A.	Principles of consolidation:

    	        The consolidated financial statements include the accounts of Uptowner Inns, Inc. and its Subsidiary after elimination of all material intercompany balances and transactions. The wholly owned subsidiary has had no activity since 1981.


	B.	Business activity:

    	        The Company operates a motor inn in Huntington, West Virginia that consists of dining, banquet, and lounge facilities. In addition, the Company operates apartment buildings and rental properties located in Huntington, West Virginia.


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


   	F. 	Per share computations:

    	        Income per share computations are based on the weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1997, 1996 and 1995.


   	G.  Cash and cash equivalents:

    	        For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less, of which the Company had none.

    H.  Use of estimates:

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


    I.  Capitalized interest:

             Interest costs are capitalized when incurred when proceeds were used to finance the construction of assets. Capitalized interest for fiscal year ending June 30, 1997 was $19,733. There was no capitalized interest for the fiscal years ending June 30, 1996 and 1995.

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



  	Operating revenues                                     $         -
	  Costs and expenses                                             35,527.

  	Net Income from operations                                 (   35,527.)
   Other income                                                  572,710.
   Gain on disposal                                              306,930.

   Net Income (Loss)                                         $   844,113.



                       UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.  	Long-term debt:

   		The long-term indebtedness of the Company at June 30, 1997 and 1996, were as follows:

                                          1997                    1996

10% mortgage note due a
financial institution,
secured by a deed of trust,
payable at $733. per month,
including interest, until
June 2002
                              $ 35,043.               $ 40,100.


2% note due City of
Huntington, secured by a
second deed of trust,
payable at $2,024. per
month, including interest,
until January 2008
                      231,439.                250,881.


10% note due a financial institution,
secured by a deed of trust, payable at
$22,568. per month including interest,
until August 2004
                     1,340,087.              1,435,579.

                          UPTOWNER INNS, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.  Long-term debt (Cont'd):


                                           1997                  1996
Deferred payment note due
the City of Huntington,
secured by a deed of trust
on rental property, payable
in full during first five
years if property is sold,
20% forgiveness per year
in sixth through tenth
years, dated September 1989
              27,000.                36,000.



8.5% note due the Huntington
Urban Renewal Authority of Huntington,
secured by a deed of trust, payable at
$3,825. per month interest only, and final
installment of all principal and accrued
interest then outstanding due and payable
February 2004                           540,000.                   -


Prime plus 1% installment note due a
financial institution secured by a credit
line deed of trust, payable quarterly and
then payable at $33,901. per month until
January 2008                            417,809.                   -


7.5% mortgage note, unsecured,
payable at $218. per month,
including interest                         -                    22,182.


Prime plus 1% installment note due a
financial institution, secured by
second deed of trust, payable
at $1,140. per month, including
interest, until September 2002
           61,818.               70,278.



Prime plus 2% installment note
due a financial institution, secured
by equipment, payable at $586.
per month, including
interest                                    -                    5,106.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Long-term debt (Cont'd):

                                          1997                   1996

5.5% mortgage note due to
the West Virginia Housing
Development Fund, secured
by a deed of trust, payable
at $3,070. per month,
including interest, until
November 2018
                           463,078.               474,122.

Prime plus 1% installment note
due a financial institution,
secured by a deed of trust,
payable at $2,902. per month,
including interest, until
February 1999
                           202,934.               218,146.


                                       3,319,208.             2,552,394.

Less current portion                     224,673.               230,115.

                                      $3,094,535.            $2,322,279.




     		Maturities of long-term debt, including debt to stockholders, range from 1996 to 2008 and principal payment requirements during the next five years ending June 30, are as follows:

		           1998                                   272,483.
		           1999                                   526,225.
		           2000                                   350,579.
             2001                                   365,838.
		           2002                                   264,979.
             Thereafter                           1,612,279.

                                                $ 3,392,383.


                     UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4.  Related party transactions:

          During October 1988, the Company purchased property from a related entity for the sum of $528,659. Two notes existing at the time of purchase are being paid by the Company. One loan was refinanced to a nonstockholder in 1989. In addition, notes were executed for the balance of the purchase price. These loans at June 30, 1997 and 1996 were:

                                            1997              1996

    10% note due an individual,
    interest payable annually,
    due December 1993                    $   8,000.         $  8,000.

    10% note due an individual,
    interest payable annually,
    due December 1993                       39,810.           39,810.

                                            47,810.           47,810.
    Less current portion                    47,810.           47,810.

                                         $    -             $   -
          The Company is attempting to locate the individuals in
    order to satisfy these debts.

          The Company and its subsidiary have entered into transactions with various entities controlled and related to one of the Company's shareholders. Following is a summary of transactions with these entities as of and for the year ended June 30, 1997 and 1996:

                                              1997               1996

   Purchases from related companies         $ 20,618.          $ 39,018.

                                              1997               1996

   9.25% note due a company added to
   their existing note, payable upon pay
   down to $25,366. in October 2004         $ 25,365.              -

   Less current portion                         -                  -

                                            $ 25,365.          $   -


                      UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.  Federal income taxes:

      		A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1997, 1996 and 1995 is as follows:



                             1997               1996               1995
                                 % of               % of               % of
                                 Pre-               Pre-               Pre-
                                 Tax                Tax                Tax
                        Amount   Income    Amount   Income    Amount   Income
	Income tax
    provision at
    statutory rate      25,247.  34.0      31,904.  34.0      168,164.  34.0
	Increases (reductions):
    Gain on disposal      -        -         -        -        20,228.   4.1
    Dep. difference    (21,549.)(29.0)    (19,449.)(20.7)     (26,738.)( 5.4)
	   Other	                 212.    .3         519.    .5        3,477.    .7
    Alternative
       minimum tax        -        -        4,377.   4.7         -        -
    Utilization of
       operating loss
       carryforward    ( 3,910.)( 5.3)    (12,974.)(13.8)    (165,131.)(33.4)

    Actual provision and
       effective rate     -        -      $ 4,377.   4.7%        -        -




	      The Company has available at June 30, 1997, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

                                               Unused
                                              Operating
                                                Loss
          Expiration Date                    Carryforwards
          June 30, 2002                       $    20,986.
       		 June 30, 2003                           433,830.
		        June 30, 2004                           245,295.
		        June 30, 2005                           128,142.
		        June 30, 2006                           147,900.
		        June 30, 2007                            78,505.
          June 30, 2008                            18,147.
          June 30, 2009                            70,932.
          June 30, 2010                              -
          June 30, 2011                             3,816.
          June 30, 2012                             1,150.


                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  Federal Income taxes (Cont'd):


	       Deferred tax assets as of June 30, 1997 and 1996 are as follows:


                                           1997             1996
              Deferred tax asset        $  59,907.       $ 83,885.
              Valuation allowance          59,907.         83,885.

                                        $    -           $    -


6. Parent Company information:

      		Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1997, 1996 and 1995 and the years then ended:

                                   1997           1996           1995
    	Operating revenues           $ 1,867,013.   $ 2,098,085.	  $ 2,317,690.
	    Income from operations            74,257.        93,835.       223,197.
	    Net income (loss)                 74,257.	       89,458.   (   349,513.)
    	Current assets	                  328,065.       556,278.       990,326.
    	Total assets	                  6,535,810.     5,011,385.     5,127,107.
	    Current liabilities 	          1,203,436.       550,890.       542,408.
	    Total liabilities	             4,323,337.     2,873,169.     3,070,349.



     The company has no restricted net assets.

 7.	 Contingencies:

          A $10 million suit in which the Uptowner Inns, Inc. is a defendant has been filed by an individual who was severely injured in an auto accident by a patron of the lounge. Legal counsel believes that good defenses exist in this action, and that the case will ultimately be resolved in Uptowner Inns, Inc.'s favor. The insurance company has denied liability in this case and legal counsel believes the risk of loss will fall to UpTowner Inns, Inc.

          There are other suits pending at June 30, 1997 of approximately $50,000. in which the Corporation is a defendant. In the opinion of management and legal counsel, the Corporation's potential liability arising from such cases is not reasonably determinable at this time.

                     UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Commitments:

	        The Company has entered into a maintenance agreement expiring in May 1999.

	        Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:

        Year Ended                                     Amount
           1998                                        1,653.
           1999                                        1,515.
           2000                                          -
           2001                                          -
           2002                                          -
             Total minimum future payments          $  3,168.



          On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for interim financing for construction of the Holiday Inn Hotel & Suites now under construction in the amount of $750,000. As of June 30, 1997, the balance on this loan is zero because the need to borrow on this loan has not arisen.

          On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for financing of construction in the amount of $3,700,000. As of June 30, 1997, the balance on this loan is $417,809.

          On December 2, 1996, the Uptowner Inns, Inc. entered into a contract agreement with The Winter Construction Company for the construction of the Holiday Inn Hotel & Suites now under construction in the amount of $4,950,000. As of June 30, 1997, the commitment left on this contract is $3,698,870.

          On March 22, 1996, the Uptowner Inns, Inc. entered into a contract agreement with Marko & Associates, Inc. for the interior design of the Holiday Inn Hotel & Suites now under construction in amount of $31,320. As of June 30, 1997, the commitment left on this contract is $4,957.

          On September 15, 1995, the Uptowner Inns, Inc. entered into a contract agreement with David L. Wallace & Associates, P.A. for architectural services of the Holiday Inn Hotel & Suites now under construction in the amount of $76,000. As of June 30, 1997, the commitment left on this contract is $46,427.

                   UPTOWNER INNS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 8.  Commitments (Cont'd):

          On March 11, 1996, the Uptowner Inns, Inc. entered into a contract agreement with Site Design for professional services for the Holiday Inn Hotel & Suites now under construction not to exceed $5,000. As of June 30, 1997, the possible commitment left on this contract is $1,017.

          On March 15, 1996, the UpTowner Inns, Inc. entered into a franchise agreement for the Holiday Inn Hotel & Suites in the amount of $65,000. This agreement is based upon specific requirements stated for completion of the hotel and approval before opening as Holiday Inn Hotel & Suites.

          On May 6, 1996, the Uptowner Inns, Inc. entered into a master technology agreement with Holiday Inn Worldwide for the front desk system for the Holiday Inn Hotel & Suites for $31,949. As of
     June 30, 1997, no funds have been required due to level of construction in progress.

          On May 9, 1996, the Uptowner Inns, Inc. received a proposal from GIAC Leasing Corporation for reservation equipment for the Holiday Inn Hotel & Suites in the amount of $31,949. As of
     June 30, 1997, a contract has not been signed, but Holiday Inn Worldwide requires this equipment and in all probability GIAC will be contracted.

          On September 23, 1996, the Uptowner Inns, Inc. entered into a leasing agreement with GIAC Leasing Corporation for furniture, fixtures and equipment for the Holiday Inn Hotel & Suites for $810,000. As of June 30, 1997, they have paid $16,200. for a lease documentation fee and proposal fee.

          On November 25, 1996, the Uptowner Inns, Inc. entered into an agreement with The Winter Construction Company to perform construction estimated to cost $200,000. in order to reduce the construction contract signed on December 2, 1996. As of June 30, 1997, no funds have been required due to level of construction in progress.



 9. Credit risk:

	       The Company maintains cash balances at a bank. Accounts at the institution are insured by the Federal Deposit Insurance
     Corporation up to $100,000.