Form 10-K, Exhibit 13
period 1998-06-30
UPTOWNER INNS INC
filed 1999-02-09
CIK 102267

INDEPENDENT AUDITORS' REPORT



Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia



We have audited the accompanying consolidated balance sheets of Uptowner Inns, Inc. and Subsidiary as of June 30, 1998 and June 30, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiary as of June 30, 1998 and June 30, 1997, and the consolidated results of its operations and cash flows for the three years ended June 30, 1998 in conformity with generally accepted accounting principles.



                                               (Signed)
                                         SOMERVILLE & COMPANY




December 3, 1998
Huntington, West Virginia

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET

                              June 30, 1998 and 1997

                                      ASSETS


                                        1998              1997

Current Assets:
	Cash	                             $     90,015.       $  245,427.
	Accounts receivable (less
   allowance	for doubtful
   accounts of $3,000.
   in 1997 and 1996)                     23,726.           25,203.
 Inventories                              7,362.            5,996.
	Prepaid expenses                        51,550.           51,439.

	Total current assets              $    172,653.       $  328,065.

Property, Plant and Equipment:

	Land	                                1,554,112.        1,554,112.
	Buildings and improvements           4,989,345.        4,989,345.
	Furniture and equipment              2,250,473.        1,463,768.
 Construction in Progress             5,580,717.        1,698,276.

                                     14,374,647.        9,705,501.
	Less accumulated depreciation
      and amortization                3,797,872.        3,625,966.


   Property, plant and
      equipment - net                10,576,775.        6,079,535.

Other Assets:

   Deposits and other                  129,287.           128,210.


                                   $ 10,878,715.     $  6,535,810.











The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                             June 30, 1998 and 1997

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                          1998                  1997

Current Liabilities:
	Accounts payable                    $   517,587.          $   635,311.
	Accrued liabilities                     145,809.              103,360.
	Taxes other than
    Federal income tax                   200,399.              192,283.
 Current portion of long-term debt       996,925.              272,482.

		Total current liabilities          $ 1,860,720.          $ 1,203,436.


Long-Term Debt:

	Notes payable	                        6,931,165.            3,119,901.

Total liabilities                      8,791,885.            4,323,337.


Stockholders' Equity:
	 Common stock - $.50 par value;
	 	 authorized - 5,000,000 shares
		  issued - 1,583,563 shares            791,782.              791,782.
 	Additional paid - in capital         1,032,290.            1,032,290.
 	Retained earnings                      262,758.              388,401.

		Total stockholders' equity           2,086,830.            2,212,473.

Total Liabilities and Equity:        $10,878,715.          $ 6,535,810.













The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

               For the years ended June 30, 1998, 1997 and 1996

                                  1998             1997             1996
Revenues:
	Rooms	                       $   850,775.     $ 1,198,307.     $ 1,322,668.
	Food and beverage                316,759.         352,279.         435,756.
	Telephone                         32,173.          36,005.          31,676.
	Rent                             256,371.         235,986.         233,853.
 Other                             23,843.          44,436.          74,132.

		Total operating revenues    $  1,479,921.    $ 1,867,013.     $ 2,098,085.

Costs and Expenses:

	Operating departments:
 		Cost of sales                   147,608.        182,211.         241,148.
		 Salaries                        441,308.        475,893.         475,637.
		 Other                            64,509.        109,408.         120,881.
	General and administrative        125,112.        131,750.         159,848.
	Advertising                        36,779.         80,171.         117,833.
	Utilities                         115,676.        118,048.         150,454.
 Repairs and maintenance            44,495.         64,610.          66,769.
	Taxes and licenses                205,010.        196,937.         197,093.
	Insurance and other                40,252.         36,145.          34,912.
	Depreciation and amortization	    171,905.        192,785.         216,933.

 		Total costs and expenses      1,392,654.      1,587,958.       1,781,508.

     Operating income (loss)        87,267.        279,055.         316,577.

Other Income (Expense):

    Interest Expense             ( 212,910.)     ( 204,798.)      ( 222,742.)

Income (Loss) before Federal
    Income Taxes                 ( 125,643.)        74,257.          93,835.

Federal Income Taxes:

   Current                            -               -               4,377.  -

Net Income (Loss)              $(  125,643.)   $    74,257.      $   89,458.



Net Income (Loss) per Share    $(       .08)  	$        .05      $       .06








The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               For the years ended June 30, 1998, 1997 and 1996


                                    Additional      Retained
                       Common        Paid-In        Earnings
                       Stock         Capital        (Deficit)      Total

Balance -

	June 30, 1995      $  791,782. 	$  1,032,290. 	$    224,686.  $  2,048,758.

Net Income                -              -            89,458.        89,458.

Balance -

 June 30, 1996     $   791,782.  $  1,032,290.  $    314,144.  $  2,138,216.

Net Income                -              -            74,257.        74,257.

Balance -

 June 30, 1997     $   791,782.  $  1,032,290.  $    388,401.  $  2,212,473.

Net Income                -              -         ( 125,643.)    ( 125,643.)

 June 30, 1998     $   791,782.  $  1,032,290.  $    262,758.  $  2,086,830.











The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                For the years ended June 30, 1998, 1997 and 1996

                   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                           1998          1997         1996

Cash Flows From Operating Activities:
  Net Income (Loss)                    $(125,643.)   $  74,257.   $  89,458.

Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Depreciation and amortization          171,905.      192,785.     216,933.
  Debt forgiveness                      (  9,000.)    (  9,000.)   (  9,000.)
  (Increase) decrease in other assets   (  1,075.)    ( 58,406.)   ( 65,619.)
  (Increase) decrease in current
   assets:
    Accounts receivable                    1,477.       29,453.      25,046.
    Receivable - stockholders               -             -           5,931.
    Receivable - other                      -             -             430.
    Inventories                         (  1,366.)       3,230.       1,477.
    Prepaid expenses                    (    111.)     (23,041.)   (  9,688.)
  Increase (decrease) in current
   liabilities:
    Accounts payable                    (117,724.)     564,128.      38,590.
    Accrued liabilities                   42,449.        9,319.       4,407.
    Taxes other than Federal
     income taxes                          8,116.       84,542.    ( 50,494.)

        Total Adjustments                 94,671.      793,010.     158,013.

Net Cash Provided (Used In)
     Operating Activities               ( 30,972.)     867,267.     247,471.

                       UPTOWNER INNS,INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                For the years ended June 30, 1998, 1997 and 1996

                                          1998         1997        1996

Cash Flows From Investing Activities:
 Proceeds from sale of investments   $      -      $      -      $  576,470.
 Capital expenditures                 (4,669,146.)  (1,887,017.)  ( 477,641.)

  Net cash provided by
  investing activities                (4,669,146.)  (1,887,017.)     98,829.

Cash Flows From Financing Activities:
 Issuance of long-term debt            4,617,922.      983,175.        -
 Principal payments of long-term debt (   73,216.)  (  181,996.)  ( 180,682.)

  Net cash provided by
  financing activities                 4,544,706.      801,179.   ( 180,682.)

Net Increase in Cash and
  Cash Equivalents                    (  155,412.)   ( 218,571.)    165,618.

Cash and Cash Equivalents at
  Beginning of Year                      245,427.      463,998.     298,380.

Cash and Cash Equivalents at
  End of Year                        $    90,015    $  245,427.   $ 463,998.

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
   Interest                          $   212,910.   $  204,798.   $ 218,827.
   Income Taxes                             -             -           4,377.







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

    B.  Business activity:

             The Company operates a motor inn in Huntington, West Virginia that consists of dining, banquet and lounge facilities. In addition, the Company operates apartment buildings and rental properties located in Huntington, West Virginia.

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


1.  Summary of significant accounting policies (Con'd):

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

     F.  Per share computations:

              Income per share computations are based on weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1998, 1997, and 1996.

     G.  Cash and cash equivalents:

              For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less, of which the Company had none.

     H.  Use of estimates:

              The preparation of financial statements in conformity with generally accepted accounting principles requires managment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     I.  Capitalized interest:

              Interest costs are capitalized when incurred when proceeds were used to finance the construction of assets. Capitalized interest for fiscal year ending June 30, 1998 and 1997 was $283,165. and $19,733. respectively. There was no capitalized interest for the fiscal year ended June 30, 1996.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.  Long-term debt:

         The long-term indebtedness of the Company at June 30, 1998 and 1997 were as follows:


                                          1998                    1997

10% mortgage note due a
financial institution,
secured by a deed of trust,
payable at $733. per month,
including interest, until
June 2002
                              $ 29,497.               $ 35,043.


2% note due City of
Huntington, secured by a
second deed of trust,
payable at $2,024. per
month, including interest,
until January 2008
                      211,605.                231,439.


10% note due a financial institution,
secured by a deed of trust, payable at
$22,568. per month including interest,
until August 2004
                     1,330,369.              1,340,087.


Deferred payment note due
the City of Huntington,
secured by a deed of trust
on rental property, payable
in full during first five
years if property is sold,
20% forgiveness per year
in sixth through tenth
years, dated September 1989
              18,000.                27,000.



8.5% note due the Huntington
Urban Renewal Authority of Huntington,
secured by a deed of trust, payable at
$3,825. per month interest only, and final
installment of all principal and accrued
interest then outstanding due and payable
February 2004                           540,000.                540,000.


Prime plus 1% installment note due a
financial institution secured by a credit
line deed of trust, interest payable monthly
until September 1998 and then principal and
interest payable at $33,901. per
month until January 2008              3,700,000.                417,809.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Long-term debt (Cont'd):

                                         1998                  1997

Prime plus 1% note due a financial
institution, secured by a credit line
deed of trust, interest payable monthly,
principal payable upon demand        $   444,899             $     -


Prime plus 1% installment note due a
financial institution, secured by
second deed of trust, payable
at $1,140. per month, including
interest, until September 2002
           52,466.               61,818.


11.4% installment note due a leasing
company, secured by equipment, interest
payable monthly until October 1998, and
then principal and interest payable at
$17,469. per month until
September 2004                           890,833.                 -


5.5% mortgage note due to
the West Virginia Housing
Development Fund, secured
by a deed of trust, payable
at $3,070. per month,
including interest, until
November 2018
                           451,411.               463,078.

Prime plus 1% installment note
due a financial institution,
secured by a deed of trust,
payable at $2,902. per month,
including interest, until
February 1999
                           186,702.               202,934.


                                       7,855,782.             3,319,208.

Less current portion                     949,115.               224,673.


                                      $6,906,667.            $3,094,535.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.  Long-term debt (Cont'd):

     		Maturities of long-term debt, including debt to stockholders, range from 1996 to 2008 and principal payment requirements during the next five years ending June 30, are as follows:

		           1999                               $   996,925.
		           2000                                   413,764.
             2001                                   445,730.
		           2002                                   491,059.
             2003                                   526,276.
             Thereafter                           5,054,336.

                                                $ 7,928,090.



3.  Related party transactions:

          During October 1988, the Company purchased property from a related entity for the sum of $528,659. Two notes existing at the time of purchase are being paid by the Company. One loan was refinanced to a nonstockholder in 1989. In addition, notes were executed for the balance of the purchase price. These loans at June 30, 1998 and 1997 were:

                                            1998              1997

    10% note due an individual,
    interest payable annually,
    due December 1993                    $   8,000.         $  8,000.

    10% note due an individual,
    interest payable annually,
    due December 1993                       39,810.           39,810.

                                            47,810.           47,810.
    Less current portion                    47,810.           47,810.

                                         $    -             $   -


          The Company is attempting to locate the individuals in order to satisfy these debts.


                        UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Related party transactions (Cont'd):

         The company and its subsidiary have entered into transactions with various entities controlled and related to one of the Company's shareholders. Following is a summary of transactions with these entities as of and for the years ended June 30, 1998, 1997 and 1996:


                                         1998          1997          1996

   Purchases from related companies   $ 11,268.     $ 20,618.     $ 39,018.



                                              1998               1997

   9.25% note due a company added to
   their existing note, payable upon pay
   down to $25,365. in October 2004        $ 24,498.         $  25,365.

   Less current portion                         -                  -

                                           $ 24,498.         $   25,365.










                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  Federal income taxes:

      		A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1998, 1997 and 1996 is as follows:



                             1998               1997               1996
                                 % of               % of               % of
                                 Pre-               Pre-               Pre-
                                 Tax                Tax                Tax
                        Amount   Income    Amount   Income    Amount   Income
	Income tax
    provision at
    statutory rate    $    -       -%     $ 25,247.  34.0%   $ 31,904.  34.0%
	Increases (decreases)
    Dep. difference        -       -       (21,549.)(29.0)    (19,449.)(20.7)
    Other                  -       -           212.    .3         519.    .5  .7
    Alternative
       minimum
       tax                 -       -          -        -        4,377.   4.7
    Utilization of
       operating loss
       carry-forward       -       -       ( 3,910.)( 5.3)    (12,974.)(13.8)

    Actual provision and
       effective rate  $   -       -%     $   -        -%    $  4,377.   4.7%




                        UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4. The Company has available at June 30, 1998, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:


                                               Unused
                                              Operating
                                                Loss
          Expiration Date
          June 30, 2002                       $    20,986.
       		 June 30, 2003                           433,830.
		        June 30, 2004                           245,295.
		        June 30, 2005                           128,142.
		        June 30, 2006                           147,900.
		        June 30, 2007                            78,505.
          June 30, 2008                            18,147.
          June 30, 2009                            70,932.
          June 30, 2010                              -
          June 30, 2011                             3,816.
          June 30, 2012                             1,150.
          June 30, 2013                           199,619.

        Deferred tax assets as of June 30, 1998 and 1997 are as follows:

                                           1998            1997

              Deferred tax asset        $  70,955.      $  59,970.
              Valuation allowance          70,955.         59,907.

                                        $    -          $    -

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5. Parent Company information:

      		Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1998, 1997 and 1996 and the years then ended:

                                      1998           1997           1996
    	Operating revenues           $ 1,479,921.   $ 1,867,013.   $ 2,098,085.
	    Income from operations            87,267.       279,055.       316,577.
	    Net income (loss)             (  125,643.)       74,257.	       89,458.
    	Current assets	                  172,653.       328,065.       556,278.
    	Total assets	                 10,878,715.     6,535,810.     5,011,385.
	    Current liabilities 	          1,860,720.     1,203,436.       550,890.
	    Total liabilities	             8,791,885.     4,323,337.     2,873,169.



     The company has no restricted net assets.

6.  Assets to be disposed of:

         In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, the Corporation records these assets at original cost less accumulated depreciation. This carrying value is less than the fair market value of these properties. At June 30, 1998, these properties are included in property, plant and equipment as follows:

         Land                                     $  73,500.
         Building                                   109,019.

                                                    182,519.
         Accumulated depreciation                    95,605.

                                                  $  86,914.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 7.	 Contingencies:

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




8.  Commitments:

	        The Company has entered into a maintenance agreement expiring in May 1999.

	        Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:



        Year Ended                                     Amount
           1999                                        1,515.
           2000                                          -
           2001                                          -
           2002                                          -
           2003                                          -
             Total minimum future payments          $  1,515.



          On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for interim financing for construction of the Holiday Inn Hotel & Suites now under construction in the amount of $750,000. As of June 30, 1998, the balance on this loan is $444,899.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  Commitments (Cont'd):

          On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for financing of construction in the amount of $3,700,000. As of June 30, 1998, the balance on this loan is $3,700,000.

          On December 2, 1996, the Uptowner Inns, Inc. entered into a contract agreement with The Winter Construction Company for the construction of the Holiday Inn Hotel & Suites now under construction in the amount of $4,950,000. As of June 30, 1998, the commitment left on this contract is in excess of $800,000. Uptowner Inns, Inc. has denied further liability on this contract due to disagreements over the work performed.

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

10.  Subsequent events:

          The Corporation opened an additional facility known as Holiday Inn Hotel & Suites on August 28, 1998. The future use of the original facility has not been determined and is currently operating as a full service hotel.

          Uptowner Inns, Inc. has enteref into approximately seven (7) capital leases for furniture and equipment for Holiday Inn Hotel & Suites, which began in July and August 1998.

                       INDEPENDENT AUDITORS' REPORT



Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia

We have audited the accompanying consolidated balance sheets of Uptowner Inns, Inc. and Subsidiary as of June 30, 1997 and June 30, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiary as of June 30, 1997 and June 30, 1996, and the consolidated results of its operations and cash flows for the three years then ended in conformity with generally accounting principles.

                                             (Signed)
                                             Somerville & Company


August 20, 1997
Hungtingon, West Virginia

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

   TProperty, Plant and Equipment:
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

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET

                            June 30, 1997 and 1996


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                             1997             1996

Current Liabilities:
 Accounts payable                      $    635,311.     $    71,182.
 Accrued liabilities                        103,360.          94,041.
 Taxes other than Federal income tax        192,283.         107,742.
 Current portion of long-term debt          272,482.         277,925.

   Total current liabilities              1,203,436.         550,890.

Long-Term Debt:
 Notes payable                            3,119,901.       2,322,279.

   Total liabilities                      4,323,337.       2,873,169.

Stockholders' Equity:
 Common stock - $.50 par value
  authorized - 5,000,000 shares;
  issued - 1,583,563 shares                 791,782.         791,782.
 Additional paid-in capital               1,032,290.       1,032,290.
 Retained earnings                          388,401.         314,144.

   Total stockholders' equity             2,212,473.       2,138,216.

                                        $ 6,535,810.     $ 5,011,385.








The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

               For the years ended June 30, 1997, 1996 and 1995

                                          1997          1996          1995

Revenues:
 Rooms                               $ 1,198,307.  $ 1,322,668.  $ 1,528,981.
 Food and Beverage                       352,279.      435,756.      463,231.
 Telephone                                36,005.       31,676.       47,118.
 Rent                                    235,986.      233,853.      226,197.
 Other                                    44,436.       74,132.       52,163.

     Total operating revenues          1,867,013.    2,098,085.    2,317,690.

Costs and Expenses:
 Operating departments:
  Cost of sales                          182,211.      241,148.      236,210.
  Salaries                               475,893.      475,637.      489,763.
  Other                                  109,408.      120,881.      161,005.
 General and administrative              131,750.      159,848.      202,154.
 Advertising                              80,171.      117,833.      136,137.
 Utilities                               118,048.      150,454.      142,520.
 Repairs and maintenance                  64,610.       66,769.       95,049.
 Interest                                204,798.      222,742.      236,900.
 Taxes and licenses                      196,937.      197,093.      208,048.
 Insurance and other                      36,145.       34,912.       45,027.
 Depreciation and amortization           192,785.      216,933.      177,207.

     Total costs and expenses          1,792,756.    2,004,250.    2,130,020.

       Operating income                   74,257.       93,835.      187,670.

Other Income (Expense):
 Gain on disposal of subsidiary             -             -          306,930.

Income before Federal Income Taxes        74,257.       93,835.      494,600.

Federal Income Taxes:
 Current                                    -            4,377.         -
 Deferred                                   -             -             -

Net Income                           $    74,257.  $    89,458.  $   494,600.

Net Income per share                 $      .05    $      .06    $      .37



The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                For the years ended June 30, 1997, 1996 and 1995


                                       Additional     Retained
                          Common        Paid-In       Earnings
                           Stock        Capital       (Deficit)     Totals

Balance -
 June 30,1994            $ 791,782.  $ 1,032,290.  $( 269,914.)  $ 1,554,158.

Net Income                    -             -         494,600.       494,600.

Balance -
 June 30, 1995              791,782.    1,032,290.     224,686.    2,048,758.

Net Income                     -             -          89,458.       89,458.

Balance -
 June 30, 1996              791,782.    1,032,290.     314,144.    2,138,216.

Net Income                     -             -          74,257.       74,257.

Balance -
 June 30, 1997            $ 791,782.  $ 1,032,290.  $  388,401.  $ 2,212,473.












The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

              For the years ended June 30, 1997, 1996 and 1996


              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                          1997          1996       1995

Cash Flows From Operating Activities:

 Net Income                           $   74,257.   $   89,458.  $  494,600.

 Adjustments to reconcile net income
   to net cash provided by
   operating activities:

   Depreciation and amortization         192,785.      216,933.     177,207.
   Debt forgiveness                    (   9,000.)   (   9,000.)       -
   (Gain) loss on disposal
    of subsidiary                           -             -       ( 306,930.)
   (Increase) decrease in
    other assets                       (  58,406.)   (  65,619.)     37,072.
   (Increase) decrease in
   current assets:
      Accounts receivable                 29,453.       25,046.   (  28,910.)
      Receivable - stockholders             -            5,931.   (   4,549.)
      Receivable - other                    -              430.   (     280.)
      Inventories                          3,230.        1,477.       7,903.
      Prepaid expenses                 (  23,041.)   (   9,688.)      2,544.
   Increase (decrease) in
   current liabilities:
      Accounts payable                   564,128.       38,590.      20,105.
      Accrued liabilities                  9,319.        4,407.   (      55.)
      Taxes other than Federal
        income taxes                      84,542.    (  50,494.)  (  22,217.)

          Total adjustments              793,010.      158,013.   ( 118,110.)

Net Cash Provided
     By Operating Activities             867,267.      247,471.      376,490.







The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

               For the years ended June 30, 1997, 1996 and 1995

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                          1997          1996         1995
Cash Flows From Investing Activities:
 Purchase of investments             $      -       $     -      $( 576,470.)
 Proceeds from sale of investments          -          576,470.        -
 Proceeds from sale of fixed assets         -             -         750,000.
 Capital expenditures                 (1,887,017.)   ( 477,641.)  (  21,053.)

   Net cash provided by
   investing activities               (1,887,017.)      98,829.     152,477.

Cash Flows From Financing Activities:
 Issuance of long-term debt              983,175.         -            -
 Principal payments of long-term debt (  181,996.)   ( 180,682.)  ( 349,786.)

   Net cash provided by
   financing activities                  801,179.    ( 180,682.)  ( 349,786.)

Net Increase in Cash and Cash
   Equivalents                        (  218,571.)     165,618.     179,181.

Cash and Cash Equivalents at
   Beginning of Year                     463,998.      298,380.     119,199.

Cash and Cash Equivalents at
   End of Year                       $   245,427.   $  463,998   $  298,380.

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:

   Interest                          $   204,798    $  218,827.   $ 232,323.
   Income taxes                             -            4,377.        -







The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Summary of significant accounting policies:

    A.  Principals of consolidation:

             The consolidated financial statements include the accounts of Uptowner Inns, Inc. and its Subsidiary after elimination of all material intercompany balances and transactions. The wholly owned subsidiary has had not activity since 1981.

    B.  Business activity:

             The Company operates a motor inn in Huntington, West Virginia that consists of dining, banquet and lounge facilities. In addition, the Company operates apartment buildings and rental properties located in Huntington, West Virginia.

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

             The cost of fixed assets retired or sold, together with the related accumulated depreciation, are removed from the accounts with the resulting gain or loss is included in net earnings.

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

    F.  Per share computations:

             Income per share computations are based on weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1997, 1996, and 1995.

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

    Operating revenues                               $    -
    Costs and expenses                                  35,527.

    Net income from operations                        ( 35,527.)
    Intercompany - debt forgiveness                    572,710.
    Gain on disposal                                   306,930.

    Net income (loss)                                $ 844,113.


3.  Long-term debt:

         The long-term indebtedness of the Company at June 30, 1997 and 1996 were as follows:

                                                    1997             1996

    10% mortgage note due an individual
    institution, secured by a deed of
    trust, payable at $733. per month,
    including interest, until June 2002        $   35,043.      $   40,100.

    2% note due City of Huntington, secured
    by a second deet of trust, payable at
    $2,024. per month, including interest,
    until January 2008                            231,439.         250,881.

    10% note due a financial institution,
    secured by a deed of trust, payable at
    $22,568. per month including interest,
    until August 2004                           1,340,087.       1,435,579.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Long-term debt (Cont'd):

                                                      1997           1996

    Deferred payment note due the City
    of Huntington, secured by a deed of
    trust on rental property, payable
    in full during first five years if
    property is sold, 20% forgiveness
    per year in sixth through tenth
    years, dated September 1989                   $  27,000.     $  36,000.

    8.5% note due the Huntington Urban
    Renewal Authority of Huntington,
    secured by a deed of trust, payable
    at $3,825. per month interest only,
    and final installment of all principal
    and accrued interest then outstanding
    due and payable February 2004                 $ 540,000.     $    -

    Prime plus 1% installment note due a
    financial institution secured by a
    credit line deed of trust, payable
    quarterly and then payable at $33,901.
    per month until January 2008                  $ 417,809.     $    -

    7.5% mortgage note, unsecured, payable
    at $218. per month, including interest        $    -         $  22,182.

    Prime plus 1% installment note due a
    financial institution, secured by second
    deed of trust, payable at $1,140. per
    month, including interest, until
    September 2002                                $  61,818.     $  70,278.

    Prime plus 2% installment note due a
    financial institution, secured by
    equipment, payable at $586. per month,
    including interest                            $    -         $   5,106.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Long-term debt (Cont'd):

                                                    1997           1996

    5.5% mortgage note due to the West
    Virginia Housing Development Fund,
    secured by a deed of trust, payable
    at $3,070. per month, including
    interest, until November 2018              $   463,078.    $   474,122.

    Prime plus 1% installment note due a
    financial institution, secured by a
    deed of trust, payable at $2,902.
    per month, including interest,
    until February 1999                        $   202,934.    $   218,146.

                                               $ 3,319,208.    $ 2,552,394.

    Less current portion                           224,673.        230,115.

                                               $ 3,094,525.    $ 2,322,279.


         Maturities of long-term debt, including debt to stockholders, range from 1996 to 2008 and principal payment requirements during the next five years ending June 30, are as follows:

                 1998                              $   272,483
                 1999                                  526,225
                 2000                                  350,579.
                 2001                                  365,838.
                 2002                                  264,979.
                 Thereafter                          1,612,279.

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

         The Company and its subsidiary have entered into transactions with various entities controlled and related to one of the Company's shareholders. Following is a summary of transactions with these entities as of and for the years ended June 30, 1997 and 1996:

                                                       1997           1996

    Purchases from related companies                $ 20,618.      $ 39,018.


                                                       1997           1996

    9.25% note due a company added to their
    existing note, payable upon pay down to
    $25,366. in October 2004                        $ 25,365.      $   -

    Less current portion                                -              -

                                                    $ 25,365.      $   -

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  Federal income taxes:

         A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1997, 1996 and 1995 is as follows:

                              1997               1996              1995
                                 % of               % of              % of
                                 Pre-tax            Pre-tax           Pre-tax
                        Amount   Income    Amount   Income   Amount   Income

Income tax provision at
  stautory rate       $  25,247.  34.0%  $  31,904.  34.0%  $ 168,164.  34.0%

Increases (decreases):
  Gain on disposal         -        -         -        -       20,228.    -
  Depreciation
    difference         ( 21,549.)(29.0)   ( 19,449.)(20.7)   ( 26,738.)( 5.4)
  Other                     212.    .3         519.    .5       3,477.    .7
  Alternative minimum tax  -        -        4,377.   4.7        -        -
  Utilization of operating
    loss carryforward  (  3,910.)( 5.3)   ( 12,974.)(13.8)   (165,131.)(33.4)

  Actual provision and
    effective rate    $    -        -%   $   4,377.   4.7%  $    -        -%

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

6.  Parent Company information:

         Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1997, 1996 and 1995 and for the years then ended:

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

         There are other suits pending June 30, 1997 of approximately $50,000. in which the Corporation is a defendant. In the opinion of management and legal counsel, the Corporation's potential liability arising from such cases is not reasonably determinable at this time.

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Commitments:

         The Company has entered into a maintenance agreement expiring
    May 1999.

         Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:

         Year Ended                                       Amount

            1998                                         $   1,653.
            1999                                             1,515.
            2000                                               -
            2001                                               -
            2002                                               -

                  Total minimum future payments          $   3,168.

         On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for interim financing for construction of the Holiday Inn Hotel & Suites now under construction in the amount of $750,000. As of June 30, 1997, the balance on this loan is zero because the need to borrow on this loan has not arisen.

         On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for financing of construction of the Holiday Inn Hotel & Suites now under construction in the amount of $3,700,000. As of June 30, 1997, the balance on this loan is $417,809.

         On December 2, 1996, the Uptowner Inns, Inc. entered into a contract agreement with The Winter Construction Company for the construction of the Holiday Inn Hotel & Suites now under construction in the amount of $4,950,000. As of June 30, 1997, the commitment left on this contract is $3,698,870.

         On March 22, 1996, the Uptowner Inns, Inc. entered into a contract agreement with Marks & Associates, Inc. for the interior design of the Holiday Inn Hotel & Suites now under construction in the amount of $31,320. As of June 30, 1997, the commitment left on this contract is $4,957.

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

         On September 23, 1996, the Uptowner Inns, Inc. entered into a leasing agreement with GIAC Leasing Corporation for furniture, fixtures, and equipment for the Holiday Inn Hotel & Suites for $810,000. As of June 30, 1997, they have paid $16,200. for a lease documentation fee and proposal fee.

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