Form 10-K, Exhibit 13
period 1999-06-30
UPTOWNER INNS INC
filed 1999-12-06
CIK 102267

INDEPENDENT AUDITORS' REPORT



Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia



We have audited the accompanying consolidated balance sheets of Uptowner Inns, Inc. and Subsidiary as of June 30, 1999 and June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uptowner Inns, Inc. and Subsidiary as of June 30, 1999 and June 30, 1998, and the consolidated results of its operations and cash flows for the three years ended June 30, 1999 in conformity with generally accepted accounting principles.



                                               (Signed)
                                     SOMERVILLE & COMPANY, P.L.L.C.




September 2, 1999
Huntington, West Virginia

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEET

                              June 30, 1999 and 1998

                                      ASSETS


                                        1999              1998

Current Assets:
	Cash	                             $    322,663.       $   90,015.
	Accounts receivable (less
   allowance	for doubtful
   accounts of $3,000.
   in 1999 and 1998)                     86,647.           23,726.
 Notes Receivable                        82,271.             -
 Inventories                             11,197.            7,362.
	Prepaid expenses                        65,309.           51,550.

	Total current assets              $    569,087.       $  172,653.

Property, Plant and Equipment:

	Land	                                1,480,612.        1,554,112.
	Buildings and improvements          10,768,710.        4,989,345.
	Furniture and equipment              2,512,955.        2,250,473.
 Construction in Progress                  -            5,580,717.

                                     14,762,277.       14,374,647.
	Less accumulated depreciation
      and amortization                3,986,965.        3,797,872.


   Property, plant and
      equipment - net                10,775,312.       10,576,775.

Other Assets:

   Deposits and other                  117,896.           129,287.


                                   $ 11,462,295.     $ 10,878,715.











The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                             June 30, 1999 and 1998

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                          1999                  1998

Current Liabilities:
	Accounts payable                    $   591,840.          $   517,587.
	Accrued liabilities                     179,605.              145,809.
	Taxes other than
    Federal income tax                   312,513.              200,399.
 Current portion of long-term debt     1,265,006.              996,925.

		Total current liabilities          $ 2,348,964.          $ 1,860,720.


Long-Term Debt:

	Notes payable	                        6,913,472.            6,931,165.

Total liabilities                      9,262,436.            8,791,885.


Stockholders' Equity:
	 Common stock - $.50 par value;
	 	 authorized - 5,000,000 shares
		  issued - 1,583,563 shares            791,782.              791,782.
 	Additional paid - in capital         1,032,290.            1,032,290.
 	Retained earnings                      375,787.              262,758.

		Total stockholders' equity           2,199,859.            2,086,830.

Total Liabilities and Equity:       $ 11,462,295.         $ 10,878,715.













The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

               For the years ended June 30, 1999, 1998 and 1997

                                  1999             1998             1997
Revenues:
	Rooms	                       $ 2,670,754.     $   850,775.     $ 1,198,307.
	Food and beverage                380,236.         316,759.         352,279.
	Telephone                         46,040.          32,173.          36,005.
	Rent                             235,270.         256,371.         235,986.
 Other                             25,051.          23,843.          44,436.

		Total operating revenues    $ 3,357,351.     $ 1,479,921.     $ 1,867,013.

Costs and Expenses:

	Operating departments:
 		Cost of sales                  220,034.         147,608.         182,211.
		 Salaries                       841,724.         441,308.         475,893.
		 Other                          227,548.          64,509.         109,408.
	General and administrative       233,684.         125,112.         131,750.
	Advertising                      181,349.          36,779.          80,171.
	Utilities                        205,282.         115,676.         118,048.
 Repairs and maintenance           73,821.          44,495.          64,610.
	Taxes and licenses               367,595.         205,010.         196,937.
	Insurance and other               63,321.          40,252.          36,145.
	Depreciation and amortization	   396,964.         171,905.         192,785.

 		Total costs and expenses     2,811,322.       1,392,654.       1,587,958.

     Operating income             546,029.          87,267.         279,055.

Other Income (Expense):
    Gain on sale of assets         244,000.           -                -
    Interest Expense             ( 677,000.)     ( 212,910.)      ( 204,798.)

   Total other income (expenses) ( 433,000.)     ( 212,910.)      ( 204,798.)

Income (Loss) before Federal
    Income Taxes                   113,029.      ( 125,643.)         74,257.

Federal Income Taxes:

   Current                            -               -                -

Net Income (Loss)              $   113,029.    $(  125,643.)    $    74,257.

Net Income (Loss) per Share    $        .07    $(       .08)   	$        .05








The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               For the years ended June 30, 1999, 1998 and 1997


                                    Additional      Retained
                       Common        Paid-In        Earnings
                       Stock         Capital        (Deficit)      Total

Balance -
 	June 30, 1997     $  791,782. 	$  1,032,290. 	$    388,401.  $  2,212,473.

Net Loss                  -              -       (   125,643.)  (   125,643.)

Balance -
  June 30, 1998     $  791,782.  $  1,032,290.  $    262,758.  $  2,086,830.

Net Income                -              -           113,029.       113,029.

Balance -
  June 30, 1999     $  791,782.  $  1,032,290.  $    375,787.  $  2,199,859.












The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                For the years ended June 30, 1999, 1998 and 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                          1999          1998         1997

Cash Flows From Operating Activities:
  Net Income (Loss)                   $  113,029.   $( 125,643.)  $   74,257.

Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Depreciation and amortization          396,964.      171,905.     192,785.
  Debt forgiveness                      (  9,000.)    (  9,000.)   (  9,000.)
  Gain on sale of assets               ( 244,000.)        -            -
  (Increase) decrease in other assets     11,391.     (  1,075.)   ( 58,406.)
  (Increase) decrease in current
   assets:
    Accounts receivable                (  62,921.)       1,477.      29,453.
    Inventories                        (   3,835.)    (  1,366.)      3,230.
    Prepaid expenses                   (  13,759.)    (    111.)   ( 23,041.)
  Increase (decrease) in current
   liabilities:
    Accounts payable                      74,253.     (117,724.)    564,128.
    Accrued liabilities                   33,796.       42,449.       9,319.
    Taxes other than Federal
     income taxes                        112,114.        8,116.      84,542.

        Total Adjustments                295,003.       94,671.     793,010.

Net Cash Provided (Used In)
     Operating Activities                408,032.     ( 30,972.)    867,267.

                       UPTOWNER INNS,INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                For the years ended June 30, 1999, 1998 and 1997

                                          1999          1998         1997

Cash Flows From Investing Activities:
 Issuance of notes receivable        $(   84,500.) $      -      $     -
 Payments on notes receivable              1,229.         -            -
 Proceeds from sale of fixed assets      330,363.         -            -
 Capital expenditures                 (  681,865.)  (4,669,146.)  (1,887,017.)

  Net cash provided by (used in)
  investing activities                (  434,773.)  (4,669,146.)  (1,887,017.)

Cash Flows From Financing Activities:
 Issuance of long-term debt              537,546.    4,617,922.      983,175.
 Principal payments of long-term debt (  278,157.)  (   73,216.)  (  181,996.)

  Net cash provided by
  financing activities                   259,389.    4,544,706.      801,179.

Net Increase (Decrease) in Cash and
  Cash Equivalents                       232,648.   (  155,412.)   ( 218,571.)

Cash and Cash Equivalents at
  Beginning of Year                       90,015.      245,427.      463,998.

Cash and Cash Equivalents at
  End of Year                        $   322,663.  $    90,015.   $  245,427.

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
   Interest                          $   658,482.  $   177,283.   $  196,614.







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

    B.  Business activity:

             The Company operates two (2) motor inns in Huntington, West Virginia that consist of dining, banquet and lounge facilities. In addition, the Company operates apartment buildings and rental properties located in Huntington, West Virginia.

             The Corporation opened an additional facility in Huntington known as Holiday Inn Hotel & Suites on August 28, 1998.

    C.  Inventories:

             Inventories are stated at the lower of cost or market on the first-in, first-out method.

    D.  Property, plant and equipment:

             Property, plant and equipment are stated at cost with depreciation being provided on the straight-line method over the estimated useful lives of the assets as follows:

        Buildings and improvements                         10 - 40 years
        Furniture and equipment                             3 - 10 years

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

    F.  Per share computations:

              Income per share computations are based on weighted average number of common shares outstanding during the year. The average number of shares outstanding was 1,583,563 for 1999, 1998, and 1997.

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

     I.  Capitalized interest:

              Interest costs are capitalized when incurred when proceeds were used to finance the construction of assets. Capitalized interest for fiscal year ending June 30, 1999 and 1998 were $66,944. and $283,165., respectively.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.  Long-term debt:

         The long-term indebtedness of the Company at June 30, 1999 and 1998 were as follows:


                                          1999                    1998

10% mortgage note due an individual
secured by a deed of trust,
payable at $733. per month,
including interest, until
June 2002                            $   23,370.             $   29,497.


2% note due City of
Huntington, secured by a
second deed of trust,
payable at $2,024. per
month, including interest,
until January 2008                       191,369.                211,605.


10% note due a financial institution,
secured by a deed of trust, payable at
$22,568. per month including interest,
until August 2004                      1,330,369.              1,330,369.


Deferred payment note due
the City of Huntington,
secured by a deed of trust
on rental property, payable
in full during first five
years if property is sold,
20% forgiveness per year
in sixth through tenth
years, dated September 1989                9,000.                18,000.



8.5% note due the Huntington
Urban Renewal Authority of Huntington,
secured by a deed of trust, payable at
$3,825. per month interest only, and final
installment of all principal and accrued
interest then outstanding due and payable
February 2004                            483,790.                540,000.

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Long-term debt (Cont'd):

                                            1999                    1998


Prime plus 1% installment note due a
financial institution secured by a credit
line deed of trust, interest payable monthly
until September 1998 and then principal and
interest payable at $33,901. per
month until January 2008                3,650,198.              3,700,000.


Prime plus 1% note due a financial
institution, secured by a credit line
deed of trust, interest payable monthly,
principal payable upon demand             742,693.                444,899.


Prime plus 1% installment note due a
financial institution, secured by
second deed of trust, payable
at $1,140. per month, including
interest, until September 2002             42,222.                 52,466.


11.4% installment note due a leasing
company, secured by equipment, interest
payable monthly until October 1998, and
then principal and interest payable at
$17,469. per month until
September 2004                            812,311.                890,833.



8.7% installment note due to a financial
institution, secured by a vehicle,
payable at $634. per month including
interest, until July 2004                  30,640.                   -


8.75% installment note due a financial
institution, secured by a vehicle,
at $281. per month including interest,
until April 2003                           14,573.                   -

                         UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Long-term debt (Cont'd):

                                             1999                    1998


5.5% mortgage note due to
the West Virginia Housing
Development Fund, secured
by a deed of trust, payable
at $3,070. per month,
including interest, until
November 2018                               439,086.               451,411.

Prime plus 1% installment note
due a financial institution,
secured by a deed of trust,
payable at $3,159. per month,
including interest, until
April 2004.  An extension
has been requested.                         167,103.               186,702.

25.6% installment note, due a leasing
company, secured by equipment,
payable at $179. per month including
interest, until September 2003                5,532.                   -

13% installment note, due a leasing
company, secured by equipment,
payable at $260. per month including
interest, until February 2002                 7,002.                   -

15.8% installment note, due a leasing
company, secured by equipment, payable
at $63. per month including interest,
until July 2003                               2,273.                   -

18.2% installment note, due a leasing
company, secured by equipment, payable
at $1,386. per month including interest,
until May 2003                               46,348.                   -

14.1% installment note, due a leasing
company, secured by equipment, payable
at $997. per month including interest,
until May 2003                               35,852.                   -

22.7% installment note, due a leasing
company, secured by equipment, payable
at $589. per month including interest,
until June 2003                              18,494.                   -

                          UPTOWNER INNS, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Long-term debt (Cont'd):

                                               1999                   1998

15.1% installment note, due a leasing
company, secured by equipment, payable
at $152. per month including interest,
until July 2003                               5,522.                   -

18.9% installment note, due a leasing
company, secured by equipment, payable
at $1,215. per month including interest,
until June 2003                              40,686.                   -

18.9% installment note, due a leasing
company, secured by equipment, payable
at $229. per month including interest,
until June 2003                               7,681.                   -



                                          8,106,114.             7,855,782.

Less current portion                      1,217,196.               949,115.


                                      $   6,888,918.          $   6,906,667.




     		Maturities of long-term debt, including debt to stockholders, range from 1999 to 2018 and principal payment requirements during the next five years ending June 30, are as follows:

		           2000                               $ 1,265,006.
             2001                                   427,210.
		           2002                                   572,158.
             2003                                   615,004.
             2004                                   612,259.
             Thereafter                           4,686,841.

                     UPTOWNER INNS, INC. AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Related party transactions:

          During October 1988, the Company purchased property from a related entity for the sum of $528,659. Two notes existing at the time of purchase are being paid by the Company. One loan was refinanced to a nonstockholder in 1989. In addition, notes were executed for the balance of the purchase price. These loans at June 30, 1999 and 1998 were:

                                            1999              1998

    10% note due an individual,
    interest payable annually,
    due December 1993                    $   8,000.         $  8,000.

    10% note due an individual,
    interest payable annually,
    due December 1993                       39,810.           39,810.

                                            47,810.           47,810.
    Less current portion                    47,810.           47,810.

                                         $    -             $   -


          The Company is attempting to locate the individuals in order to satisfy these debts.

         The company and its subsidiary have entered into transactions with various entities controlled and related to one of the Company's shareholders. Following is a summary of transactions with these entities as of and for the years ended June 30, 1999 and 1998:


                                         1999          1998          1997

   Purchases from related companies   $   -         $ 11,268.     $ 20,618.



                                              1999               1998

   9.25% note due a company added to
   their existing note, payable upon pay
   down to $25,365. in October 2004        $ 24,554.         $  24,498.

   Less current portion                         -                  -

                                           $ 24,554.         $  24,498.



                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  Federal income taxes:

      		A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1999, 1998 and 1997 is as follows:



                             1999               1998               1997
                                 % of               % of               % of
                                 Pre-               Pre-               Pre-
                                 Tax                Tax                Tax
                        Amount   Income    Amount   Income    Amount   Income
	Income tax
    provision at
    statutory rate     $38,430.   34.0%   $   -       - %    $25,247.   34.0%
	Increases (decreases)
    Gain on disposal   ( 3,184.) ( 2.8)       -       -         -         -
    Dep. difference    (35,696.) (31.6)       -       -      (21,549.) (29.0)
    Other                  450.     .4        -       -          212.     .3
    Utilization of
     operating loss
     carryforward         -         -         -       -      ( 3,910.) ( 5.3)

    Actual provision
     and effective
     rate             $   -         -     $   -       - %   $   -         - %



4. The Company has available at June 30, 1997, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:


                                               Unused
                                              Operating
                                                Loss
          Expiration Date                   Carryforwards

          June 30, 2002                       $    20,986.
          June 30, 2003                           433,830.
          June 30, 2004                           245,295.
          June 30, 2005                           128,142.
          June 30, 2006                           147,900.
          June 30, 2007                            78,505.
          June 30, 2008                            18,147.
          June 30, 2009                            70,932.
          June 30, 2010                               -
          June 30, 2011                             3,816.
          June 30, 2012                             1,150.
          June 30, 2013                           199,619.
          June 30, 2014                            56,181.

                   UPTOWNER INNS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  Federal income taxes (Cont'd):

         Deferred tax assets as of June 30, 1999 and 1998 are as follows:

                                          1999            1998

         Deferred tax asset            $  32,190.      $  70,955.
         Valuation allowance              32,190.         70,955.

                                       $    -          $    -


5.  Parent Company information:

         Following is the selected information for UpTowner Inns, Inc., Parent Company only, as of June 30, 1999, 1998 and 1997 and for the years then ended:

                                      1999           1998           1997

         Operating revenues      $ 3,357,351.   $ 1,479,921.   $ 1,867,013.
         Income (loss)
            from operations          546,029.        87,267.       279,055.
         Net income (loss)           113,029.     ( 125,643.)       74,257.
         Current assets              569,087.       172,653.       328,065.
         Total assets             11,462,295.    10,878,715.     6,535,810.
         Current liabilities       2,348,964.     1,860,720.     1,203,436.
         Total liabilities         9,262,436.     8,791,885.     4,323,337.

                   The Company has no restricted net assets.

6.  Contingencies:

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

7.  Credit risk:

         The Company maintains cash balances at a bank. Accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Amounts on deposit in excess of $100,000. for the fiscal year ended June 30, 1999 totaled $176,658..

                       INDEPENDENT AUDITORS' REPORT


Board of Directors
Uptowner Inns, Inc. and Subsidiary
Huntington, West Virginia

We have audited the accompanying consolidated balance sheets of Uptowner Inns, Inc. and Subsidiary as of June 30, 1998 and June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

                                             (Signed)
                                             Somerville & Company


December 3, 1998
Hungtingon, West Virginia

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                             June 30, 1998 and 1997

                                    ASSETS

                                            1998          1997

Current Assets:
 Cash                                   $   90,015.   $  245,427.
 Accounts receivable (less allowance
   for doubtful accounts of $3,000.
   in 1998 and 1997)                        23,726.       25,203.
 Inventories                                 7,362.        5,996.
 Prepaid expenses                           51,550.       51,439.

   Total current assets                    172,653.      328,065.

Property, Plant and Equipment:
 Land                                    1,554,112.    1,554,112.
 Buildings and improvements              4,989,345.    4,989,345.
 Furniture and equipment                 2,250,473.    1,463,768.
 Construction in progress                5,580,717.    1,698,276.

                                        14,374,647.    9,705,501.
 Less accumulated depreciation
   and amortization                      3,797,872.    3,625,966.

   Property, plant and equipment - net  10,576,775.    6,079,535.

Other Assets:

 Deposits and other                        129,287.      128,210.

                                       $10,878,715.  $ 6,535,810.





The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET

                            June 30, 1998 and 1997


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                             1998             1997

Current Liabilities:
 Accounts payable                      $    517,587.     $   635,311.
 Accrued liabilities                        145,809.         103,360.
 Taxes other than Federal income tax        200,399.         192,283.
 Current portion of long-term debt          996,925.         272,482.

   Total current liabilities              1,860,720.       1,203,436.

Long-Term Debt:
 Notes payable                            6,931,165.       3,119,901.

   Total liabilities                      8,791,885.       4,323,337.

Stockholders' Equity:
 Common stock - $.50 par value
  authorized - 5,000,000 shares;
  issued - 1,583,563 shares                 791,782.         791,782.
 Additional paid-in capital               1,032,290.       1,032,290.
 Retained earnings                          262,758.         388,401.

   Total stockholders' equity             2,086,830.       2,212,473.

                                        $10,878,715.     $ 6,535,810.








The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

               For the years ended June 30, 1998, 1997 and 1996

                                          1998          1997          1996

Revenues:
 Rooms                               $   850,775.  $ 1,198,307.  $ 1,322,668.
 Food and Beverage                       316,759.      352,279.      435,756.
 Telephone                                32,173.       36,005.       31,676.
 Rent                                    256,371.      235,986.      233,853.
 Other                                    23,843.       44,436.       74,132.

     Total operating revenues          1,479,921.    1,867,013.    2,098,085.

Costs and Expenses:
 Operating departments:
  Cost of sales                          147,608.      182,211.      241,148.
  Salaries                               441,308.      475,893.      475,637.
  Other                                   64,509.      109,408.      120,881.
 General and administrative              125,112.      131,750.      159,848.
 Advertising                              36,779.       80,171.      117,833.
 Utilities                               115,676.      118,048.      150,454.
 Repairs and maintenance                  44,495.       64,610.       66,769.
 Taxes and licenses                      205,010.      196,937.      197,093.
 Insurance and other                      40,252.       36,145.       34,912.
 Depreciation and amortization           171,905.      192,785.      216,933.

     Total costs and expenses          1,392,654.    1,587,958.    1,781,508.

       Operating income                   87,267.      279,055.      361,577.

Other Income (Expense):
 Interest expense                     (  212,910.)  (  204,798.)  (  222,742.)


Income (Loss) before Federal
   Income Taxes                       (  125,643.)      74,257.       93,835.

Federal Income Taxes:
 Current                                    -             -            4,377.

Net Income (Loss)                    $(  125,643.) $    74,257.  $    89,458.

Net Income per share                 $(     .08  ) $      .05    $      .06



The accompanying notes are an integral part of these financial statements.

                        UPTOWNER INNS INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                For the years ended June 30, 1998, 1997 and 1996


                                       Additional     Retained
                          Common        Paid-In       Earnings
                           Stock        Capital       (Deficit)     Totals

Balance -
 June 30,1995            $ 791,782.  $ 1,032,290.  $  224,686.   $ 2,048,758.

Net Income                    -             -          89,458.        89,458.


Balance -
 June 30, 1996             791,782.    1,032,290.     314,144.     2,138,216.

Net Income                     -             -          74,257.       74,257.

Balance -
 June 30, 1997             791,782.    1,032,290.     388,401.     2,212,473.

Net Loss                      -             -       ( 125,643.)   (  125,643.)

Balance -
 June 30, 1998          $  791,782.  $ 1,032,290.  $  262,758.   $ 2,086,830.












The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

              For the years ended June 30, 1998, 1997 and 1996


              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                          1998          1997       1996

Cash Flows From Operating Activities:

 Net Income (Loss)                    $(  125,643.) $   74,257.  $   89,458.

 Adjustments to reconcile net income
   to net cash provided by
   operating activities:

   Depreciation and amortization         171,905.      192,785.      216,933.
   Debt forgiveness                    (   9,000.)   (   9,000.)   (   9,000.)
   (Increase) decrease in
    other assets                       (   1,075.)   (  58,406.)   (  65,619.)
   (Increase) decrease in
   current assets:
      Accounts receivable                  1,477.       29,453.       25,046.
      Receivable - stockholders             -             -            5,931.
      Receivable - other                    -             -              430.
      Inventories                      (   1,366.)       3,230.        1,477.
      Prepaid expenses                 (     111.)   (  23,041.)   (   9,688.)
   Increase (decrease) in
   current liabilities:
      Accounts payable                 ( 117,724.)     564,128.       38,590.
      Accrued liabilities                 42,449.        9,319.        4,407.
      Taxes other than Federal
        income taxes                       8,116.       84,542.    (  50,494.)

          Total adjustments               94,671       793,010.      158,013.

Net Cash Provided
     By Operating Activities           (  30,972.)     867,267.      247,471.







The accompanying notes are an integral part of these financial statements.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

               For the years ended June 30, 1998, 1997 and 1996

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                          1998          1997         1996
Cash Flows From Investing Activities:

 Proceeds from sale of investments   $      -             -          576,470.
 Capital expenditures                 (4,669,146.)  (1,887,017.) (   477,641.)

   Net cash provided by
   investing activities               (4,669,146.)  (1,887,017.)      98,829.

Cash Flows From Financing Activities:
 Issuance of long-term debt            4,617,922.      983,175.         -
 Principal payments of long-term debt (   73,216.)  (  181,996.)  (  180,682.)

   Net cash provided by
   financing activities                4,544,706.      801,179.   (  180,682.)

Net Increase in Cash and Cash
   Equivalents                        (  155,412.)  (  218,571.)     165,618.

Cash and Cash Equivalents at
   Beginning of Year                     245,427.      463,998.      298,380.

Cash and Cash Equivalents at
   End of Year                       $    90,015.   $  245,427.   $  463,998.


Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:

   Interest                          $   212,910.    $  204,798.   $ 218,827.
   Income taxes                             -              -           4,377.







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

    I.  Capitalized interest:

             Interest costs are capitalized when incurred when proceeds were used to finance the construction of assets. Capitalized interest for fiscal year ending June 30, 1998 was $283,165.
        and $19,733., respectively. There was no capitalized interest for the fiscal year ended June 30, 1996.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.  Long-term debt:

         The long-term indebtedness of the Company at June 30, 1998 and 1997 were as follows:

                                                    1998             1997

    10% mortgage note due an individual
    institution, secured by a deed of
    trust, payable at $733. per month,
    including interest, until June 2002        $   29,497.      $   35,043.

    2% note due City of Huntington, secured
    by a second deet of trust, payable at
    $2,024. per month, including interest,
    until January 2008                            211,605.         231,439.

    10% note due a financial institution,
    secured by a deed of trust, payable at
    $22,568. per month including interest,
    until August 2004                           1,330,369.       1,340,087.

    Deferred payment note due the City
    of Huntington, secured by a deed of
    trust on rental property, payable
    in full during first five years if
    property is sold, 20% forgiveness
    per year in sixth through tenth
    years, dated September 1989                     18,000.         27,000.

    8.5% note due the Huntington Urban
    Renewal Authority of Huntington,
    secured by a deed of trust, payable
    at $3,825. per month interest only,
    and final installment of all principal
    and accrued interest then outstanding
    due and payable February 2004                   540,000.       540,000.

    Prime plus 1% installment note due a
    financial institution secured by a
    credit line deed of trust, interest payable
    monthly until September 1998 and then
    principal and interestg payable at
    $33,901. per month until January 2008          3,700,000.      417,809.

                       UPTOWNER INNS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

2.  Long-term debt (Cont'd):

                                                     1998            1997

    Prime plus 1% note due a financial
    institution, secured by a credit line
    deed of trust, interest payable
    monthly, principal payable upon demand       $  444,899.       $    -

    Prime plus 1% installment note due a
    financial institution, secured by second
    deed of trust, payable at $1,140. per
    month, including interest, until
    September 2002                                   52,466.         61,818.

    11.4% installment note due a leasing
    company, secured by equipment, interest
    payable monthly until October 1998, and
    then principal and interest payable at
    $17,469. per month until September 2004         890,833.           -


    5.5% mortgage note due to the West
    Virginia Housing Development Fund,
    secured by a deed of trust, payable
    at $3,070. per month, including
    interest, until November 2018              $   451,411.     $   463,078.

    Prime plus 1% installment note due a
    financial institution, secured by a
    deed of trust, payable at $2,902.
    per month, including interest,
    until February 1999                        $   186,702.     $   202,934.

                                               $ 7,855,782.     $ 3,319,208.

    Less current portion                           949,115.         224,673.

                                               $ 6,906,667.     $ 3,094,535.

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.  Long-term debt (Cont'd)


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

                      UPTOWNER INNS, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  Federal income taxes:

         A reconciliation of income tax at the statutory rates to the Company's effective rate for the years ended June 30, 1998, 1997 and 1996 is as follows:

                              1998               1997              1996
                                 % of               % of              % of
                                 Pre-tax            Pre-tax           Pre-tax
                        Amount   Income    Amount   Income   Amount   Income

Income tax provision at
  stautory rate       $    -        -%   $  25,247.  34.0%  $  31,904.  34.0%

Increases (decreases):
  Depreciation
    difference             -        -    ( 21,549.) (29.0)   ( 19,449.)(20.7)
  Other                    -        -         212.     .3         519.    .5
  Alternative minimum tax  -        -        -         -        4,377.   4.7
  Utilization of operating
    loss carryforward      -        -    (  3,910.) ( 5.3)   ( 12,974.)(13.8)


  Actual provision and
    effective rate    $    -        -%  $    -         -%   $   4,377.   4.7%

                         UPTOWNER INNS, INC. AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  Federal income taxes (Cont'd):

       The Company has available at June 30, 1998, unused operating loss carryforwards that may be applied against future taxable income and that expire as follows:

                                                       Unused
                                                     Operating
                                                        Loss
    Expiration Date                                Carryforwards

    June 30, 2002                                   $  20,986.
    June 30, 2003                                     433,830.
    June 30, 2004                                     245,295.
    June 30, 2005                                     128,142.
    June 30, 2006                                     147,900.
    June 30, 2007                                      78,505.
    June 30, 2008                                      18,147.
    June 30, 2009                                      70,932.
    June 30, 2010                                        -
    June 30, 2011                                       3,816.
    June 30, 2012                                       1,150.
    June 30, 2013                                     199,619.


     Deferred tax assets as of June 30, 1998 and 1997 are as follows:


                                                  1998             1997

     Deferred tax asset                       $  70,955.       $  59,907.
     Valuation allowance                         70,955.          59,907.

                                              $    -           $    -

                        UPTOWNER INNS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.  Parent Company information:

         Following is the selected information for Uptowner Inns, Inc., Parent Company only, as of June 30, 1998, 1997 and 1996 and for the years then ended:

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

         Minimum future payments under the non-cancelable agreement for each of the next five years and in the aggregate are:

         Year Ended                                       Amount

            1999                                        $    1,515.
            2000                                               -
            2001                                               -
            2002                                               -
            2003                                               -

                  Total minimum future payments          $   1,515.

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

                    UPTOWNER INNS, INC. AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Commitments (Cont'd):

         On January 3, 1997, the Uptowner Inns, Inc. entered into a loan agreement with the Twentieth Street Bank for financing of construction of the Holiday Inn Hotel & Suites now under construction in the amount of $3,700,000. As of June 30, 1998, the balance on this loan is $3,700,000..

         On December 2, 1996, the Uptowner Inns, Inc. entered into a contract agreement with The Winter Construction Company for the construction of the Holiday Inn Hotel & Suites now under construction in the amount of $4,950,000. As of June 30, 1998, the commitment left on this contract is in excess of $800,000. Uptowner Inns, Inc. has denied further liability on this contract due to disagreements over work performed.


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

         Uptowner Inns, Inc. has entered into approximately seven (7) capital leases for furniture and equipment for Holiday Inn Hotel & Suites, which begin in July and August 1998.